Exhibit 2.6

Notice of 2015 annual meeting of shareholders

April 24, 2015

Management proxy circular

March 4, 2015

Established in July 2009, Capital Power Corporation is a growth-oriented North American independent power producer headquartered in Edmonton, Alberta. We develop, acquire, operate and optimize power generation from a variety of energy sources. We own more than 2,700 megawatts of power generation capacity at 15 facilities across North America. An additional 490 megawatts of owned generation capacity is under construction in Alberta and Ontario.

Our shares are traded on the Toronto Stock Exchange under the symbol CPX. For four consecutive years, Capital Power has earned placement on Corporate Knights’ “Best 50 Corporate Citizens in Canada” listing (2011 – 2014).

Visit our website for more information (www.capitalpower.com).

What’s inside

What’s inside	1

LETTER TO SHAREHOLDERS	2

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS	3

MANAGEMENT PROXY CIRCULAR	4

1. About the shareholder meeting	5

Voting	5

Business of the meeting	8

About the nominated directors	10

2. Governance	19

Governance at Capital Power	19

About the board	20

Board committees	25

3. Compensation	30

Director compensation	30

Compensation discussion and analysis	30

2014 details	33

Executive compensation	36

Letter to shareholders	36

Compensation discussion and analysis	38

2014 details	55

4. Other Information	63

Appendix A	64

Board of Directors – Terms of Reference	64

Appendix B	68

Employment Contracts – Termination and Change of Control Benefits	68

2015 Management proxy circular 1

Letter to shareholders

March 4, 2015

Dear shareholder,

The board and management of Capital Power Corporation invite you to attend our 2015 annual meeting of shareholders (annual meeting) at 1:00 p.m. (Mountain Daylight Time) on April 24, 2015 at the Art Gallery of Alberta in Edmonton, Alberta.

Attached is the formal notice of the meeting and the management proxy circular, which explains the items of business that will be covered at the meeting and provides important information about voting and other matters to help you decide how to vote your shares.

You can attend the meeting and vote in person, or you can vote by proxy. Attending the meeting gives you an opportunity to meet the management team and members of the board of directors, hear first-hand about our performance and developments in 2014 and ask any questions.

If you can’t attend the meeting, we’ll have a live audio webcast on our website (www.capitalpower.com). We’ll also post a transcript and archive the webcast on our website after the meeting.

If you have questions, you may contact our Investor Relations department at 1 (866) 896-4636 or investor@capitalpower.com.

We look forward to seeing you at the meeting, and please remember to vote.

Sincerely,

Donald Lowry	Brian Vaasjo
Chairman of the board	President and Chief Executive Officer

2 Capital Power Corporation

Notice of 2015 annual meeting of shareholders

You’re invited to attend the 2015 annual meeting of shareholders of Capital Power Corporation:

When:	Friday, April 24, 2015

1:00 p.m. Mountain Daylight Time

Where:	Art Gallery of Alberta

2 Sir Winston Churchill Square

Edmonton, Alberta

We’ll cover the following items of business:

•	receive our consolidated financial statements for the year ended December 31, 2014 and the auditors′ report;
•	elect directors;
•	appoint the auditors with compensation to be fixed by the board on the recommendation of the audit committee;
•	vote on our approach to executive compensation; and
•	transact any other business.

The management proxy circular provides detailed information about the business of the meeting and the voting process.

You’re entitled to vote at the meeting if you owned common shares or special voting shares of Capital Power Corporation at the close of business on March 13, 2015. You can vote by proxy or vote in person at the meeting.

Take some time to read the management proxy circular to learn more about the meeting, and please remember to vote.

By order of the board,

B. Kathryn Chisholm, Q.C.

Corporate Secretary

Capital Power Corporation

Edmonton, Alberta

March 4, 2015

2015 Management proxy circular 3

Management proxy circular

This management proxy circular (circular) has been prepared to assist those shareholders who owned common shares or special voting shares of Capital Power at the close of business on March 13, 2015 (record date). As a shareholder of record, you’re entitled to attend our 2015 annual meeting and vote your shares, in person or by proxy. You can still vote your shares if you can’t attend the meeting. A live audio webcast of the meeting will be available on our website, and we’ll post a transcript of the meeting and archive the webcast on our website after the meeting.

Management is soliciting your proxy for the meeting. We pay all costs for soliciting proxies.

In this document:

• we, us, our and Capital Power mean Capital Power Corporation

•  you and your mean the shareholder or holder of our common shares or special voting shares

• shares or common shares mean common shares of Capital Power.

We plan to begin mailing the circular and other meeting materials to shareholders of record on or about March 19, 2015. Also, shareholders may access an electronic copy of the circular on our website on or about March 19, 2015.

Information in this circular is as of March 4, 2015, unless otherwise indicated.

All dollar amounts are in Canadian dollars unless we’ve stated otherwise.

Our principal and head office is in Edmonton, Alberta: Capital Power Corporation 12th Floor 10423 - 101 Street Edmonton, Alberta Canada T5H 0E9

We’ve decided to continue to use the notice and access model for delivering meeting materials to both our registered and beneficial shareholders. Registered shareholders still receive a form of proxy, and beneficial shareholders still receive a voting instruction form, allowing them to vote at the annual meeting, but receive a notice with information about how they can access copies of the circular electronically rather than receiving printed copies. This alternative means of delivery is more environmentally friendly because it will help reduce paper and printing and mailing costs. These documents will be available on SEDAR (www.sedar.com) and our website (www.capitalpower.com).

HOW TO OBTAIN PAPER COPIES OF THE MEETING MATERIALS

Registered and beneficial shareholders may request paper copies of the circular, at no cost to them, at any time up to one year from the date the circular was filed on SEDAR.

Requests by registered and beneficial shareholders may be made to our Investor Relations Department at any time prior to the meeting by dialing 1.866.896.4636 (within North America) or by e-mail at investor@capitalpower.com.

Requests by registered or beneficial shareholders to receive a paper copy of the circular in advance of the deadline for completing and returning proxies or voting instruction forms and the meeting date of April 24, 2015 must be received by April 9, 2015.

Please note that if you request a paper copy of the circular, you will not receive a new form of proxy or voting instruction form so you should retain the form sent to you in order to vote.

4 Capital Power Corporation

1. About the shareholder meeting

Voting

WHO CAN VOTE

The table below shows our authorized share capital and the number of shares outstanding as of the date of this circular:

Our share capital	Authorized #	# Outstanding
Common shares	unlimited	83,879,015
Special voting shares	unlimited	18,841,000
Special limited voting share	1	1
Preferred shares	unlimited, issued in series	19,000,000

You can vote if you owned common or special voting shares of Capital Power as of the close of business on March 13, 2015. Each common share and special voting share entitles the owner to one vote (see Special voting shares, below for more information).

The voting process is different depending on whether you own your shares as a registered or non-registered (beneficial) shareholder (see page 6).

Principal shareholder

Capital Power was formed in July 2009 as part of the reorganization of the power generation businesses of EPCOR Utilities Inc. (together with its subsidiaries, EPCOR).

EPCOR is a principal shareholder because it has an approximately 18% interest in Capital Power as of March 4, 2015. It holds all of our outstanding special voting shares and 18,841,000 exchangeable common limited partnership units (exchangeable LP units) in Capital Power L.P., a limited partnership that owns our assets and investments in the electrical power generation business.

According to the terms of our agreement with EPCOR, EPCOR can exchange its exchangeable LP units for the same number of our common shares, which are issued from treasury at the time of the exchange.

The exchangeable LP units are discussed in more detail in Capital Power L.P.’s limited partnership agreement and an exchange agreement between Capital Power, Capital Power L.P., Capital Power GP Holdings Inc. and EPCOR Power Development Corporation. You can find more information about the exchangeable LP units in Capital Power L.P.’s 2014 annual information form (AIF), available on our website (www.capitalpower.com) and on SEDAR (www.sedar.com).

Special voting shares

Each of EPCOR’s exchangeable LP units is accompanied by a special voting share in Capital Power.

These shares currently give EPCOR the right to nominate and elect directors as a class, separate from those elected by the holders of our common shares, as shown in the table below:

Share ownership	Number of directors
10% to less than 20%	2

EPCOR’s ownership interest is less than 20%. EPCOR has the right to nominate and elect only two directors to the board.

When EPCOR exchanges the exchangeable LP units for common shares, the same number of special voting shares are retired.

As of March 4, 2015, EPCOR owns approximately 18% of our total common shares outstanding and common shares that can be issued in exchange for its exchangeable LP units. When EPCOR owns less than 10%, it loses the right to nominate directors and vote as a separate class, and votes together with holders of common shares to elect directors.

Holders of special voting shares and common shares vote together on all items of business except nominating and electing directors.

Special limited voting share

As of March 4, 2015, EPCOR owns the one special limited voting share outstanding. This share does not have voting rights in respect of this meeting.

2015 Management proxy circular 5

Preferred shares

Holders of preferred shares only have voting rights if:

•	it is required by law;
•	it is to satisfy conditions attached to the class of shares; or
•	we have not paid dividends for eight quarters and the shareholder meeting occurs during the period when the dividends are in arrears.

You can find more information about the rights, privileges and restrictions of our different classes of shares and exchangeable LP units in our 2014 AIF.

HOW TO VOTE

You can vote by proxy, or by attending the meeting and voting in person. Voting by proxy means you’re giving someone else (your proxyholder) the authority to vote for you at the meeting, and it’s the easiest way to vote.

You can choose anyone to be your proxyholder. The person does not need to be a shareholder, but your shares will only be voted if your proxyholder attends the meeting and votes for you. Print the person’s name in the space provided on the proxy form. If you vote by proxy but do not specify a proxyholder, the Capital Power representatives named on the proxy form will act as your proxyholder.

Your proxyholder must vote your shares according to your instructions. If you do not specify your voting instructions, your proxyholder can vote as they see fit. If you do not specify your voting instructions and the Capital Power representatives named on the proxy form are acting as your proxyholder, they will vote for each item of business.

If there are any changes to the items of business, or if any new items are proposed, your proxyholder has the authority to vote as they like. The Capital Power representatives will vote on any new or amended items using their best judgment.

Transfer agent and registrar

Computershare Trust Company of Canada (Computershare) is our transfer agent and registrar. Computershare receives, counts and tabulates the proxies on our behalf. They keep the votes confidential and only inform us of the voting results.

Registered shareholders

You’re a registered shareholder if your shares are registered directly in your name with our registrar and transfer agent, Computershare.

Computershare has a list of all registered shareholders as of the record date. You can check the list at the meeting or at their office during regular business hours:

Computershare Trust Company of Canada

530 8th Avenue SW, Suite 600

Calgary, Alberta T2P 3S8

Vote by proxy

Online — go to www.investorvote.com and follow the instructions on screen. You’ll need your control number, which appears at the bottom of your proxy form.

By phone — Call 1.866.732.8683 toll-free using a touch-tone phone, and follow the prompts in English or French. You’ll need your control number, which appears at the bottom of your proxy form.

By mail — Follow the instructions on the proxy form, complete it, then sign and date it, and mail it in the envelope provided to:

Computershare Trust Company of Canada

Attention: Proxy Department

135 West Beaver Creek, PO Box 300

Richmond Hill, Ontario L4B 4R5

Computershare must receive your completed proxy form by 1 p.m. Mountain Daylight Time (MDT) on April 22, 2015 for your vote to be counted. If the meeting is adjourned, they must receive your completed proxy form at least 48 hours before the new meeting time. The Chair of the meeting can waive or extend the time limit for depositing proxies at his or her discretion without notice.

If your shares are registered in more than one name, everyone who is registered must sign the proxy form. If the shares are registered in a name that is not your own, or the name of a company, you must provide proof that you’re authorized to sign the form. If you have questions about the required documents, contact Computershare at 1.800.564.6253.

6 Capital Power Corporation

Vote in person

If you plan to attend the meeting and vote in person, do not send us the proxy form. Register with a Computershare representative when you arrive at the meeting.

If you change your mind

If you’ve already sent a completed proxy form and want to revoke it, you can:

•	submit another proxy form with a later date,
•	send us a notice in writing, or
•	give your written notice to the chairman of the meeting before the meeting begins.

Send your new completed proxy form to:

Computershare Trust Company of Canada

Attention: Proxy Department

135 West Beaver Creek, PO Box 300

Richmond Hill, Ontario L4B 4R5

Computershare must receive your revocation by 1 p.m. MDT on April 23, 2015 to revoke your previous proxy form. If the meeting is adjourned, they must receive your revocation at least 24 hours before the new meeting time.

Alternatively, you (or your authorized representative) can write to our Corporate Secretary explaining that you want to revoke your previous proxy form:

Corporate Secretary

Capital Power Corporation

12th Floor

10423 - 101 Street

Edmonton, Alberta T5H 0E9

Our Corporate Secretary must receive your letter by 4 p.m. MDT on April 23, 2015. If the meeting is adjourned, she must receive it by 4 p.m. MDT on the last business day before the new meeting time.

Non-registered shareholders

You’re a non-registered (beneficial) shareholder if your shares are held in an account in the name of a nominee (like a bank, securities broker, trustee, trust company or other institution). Most of our shareholders are non-registered shareholders.

If you are a non-registered shareholder, you can vote your shares through your nominee or in person at the meeting. You can also give someone else the authority to attend the meeting and vote for you (see above).

Vote through your nominee

Complete the voting instruction form sent to you and then sign and return it as indicated on the form. Your nominee will follow your voting instructions and vote on your behalf. You can also vote by phone or through the internet by following the instructions on your voting instruction form. Please ensure that you provide your voting instructions on or before the time noted in the voting instruction form.

Vote in person

If you plan to attend the meeting and vote in person, do not put your voting instructions on the voting instruction form. Instead, write your name in the space provided and then sign and return it, making sure you follow the instructions on the form carefully.

Your vote will only be counted if you attend the meeting and vote in person. Register with a Computershare representative when you arrive at the meeting.

If you change your mind

If you’ve already provided voting or proxyholder instructions, contact your nominee for information about how to revoke them.

2015 Management proxy circular 7

Business of the meeting

Receive the financial statements

Our consolidated financial statements for the year ended December 31, 2014 and the auditors’ report will be tabled at the annual meeting and are included in our 2014 annual report. Copies will be available at the meeting and on our website (www.capitalpower.com) and on SEDAR (www.sedar.com), or you can request a copy from our Corporate Secretary, Capital Power Corporation, 12th Floor, 10423 - 101 Street, Edmonton, Alberta T5H 0E9.

Elect Directors

As a holder of common shares, you will vote on electing 7 directors to the board.

As the holder of all of our special voting shares outstanding, EPCOR has the right to nominate and elect two additional directors (see Special voting shares on page 5 for more information). As permitted by the Canada Business Corporations Act and Capital Power’s articles of incorporation, EPCOR may nominate and elect its two directors by way of a written resolution. EPCOR has decided, at this time, to nominate and elect only one director, but reserves the right to appoint another at a later date so long as permitted by Capital Power’s articles of incorporation.

Directors will serve until the next annual meeting, or until their successors are elected or appointed. The director profiles starting on page 11 give you detailed information about their skills and experience, their 2014 attendance record (if applicable), share ownership and membership on other public company boards.

Directors nominated by Capital Power

Seven nominated directors have been proposed by the Corporate Governance, Compensation and Nominating Committee and approved by the board:

Donald Lowry	Philip Lachambre
Albrecht Bellstedt	Peggy Mulligan
Doyle Beneby	Brian Vaasjo
Patrick Daniel

Director nominated by EPCOR

Allister McPherson

Appoint the auditors

You’ll vote on appointing our external auditors. The Audit Committee and the board propose that KPMG LLP (KPMG) be appointed as auditors and serve until the next annual meeting. The Audit Committee recommends KPMG’s compensation to the board for its review and approval.

KPMG has been our auditor since our initial public offering in 2009. The table below shows the fees billed by KPMG for the fiscal years ended December 31, 2013 and 2014.

($ millions)	2014	2013
Audit fees	$ 1.0	$ 1.2
Include audit and review of financial statements, services related to statutory and regulatory filings and providing comfort letters associated with securities documents
Audit-related fees	-	-
Include assurance and related services that are not reported under audit fees
Tax fees	-	-
Include reviewing tax returns, answering questions about tax audits, and tax planning
All other fees	-	-
Include advice on the review and control of the implementation of the Enterprise Resource Planning (ERP) project
Total	$ 1.0	$ 1.2

8 Capital Power Corporation

Vote on our approach to executive compensation

You’ll vote on our approach to executive compensation (see Executive compensation beginning on page 36.)

You’ll vote for or against:

RESOLVED, on an advisory basis and not to diminish the role and responsibilities of the board of directors, that the shareholders accept the approach to executive compensation disclosed in Capital Power’s management proxy circular delivered before its 2015 annual meeting of shareholders.

About voting results

A majority of votes must be voted for any item of business to receive shareholder approval.

We report the voting results for each item of business within five days of the annual meeting, and file the report on SEDAR (www.sedar.com).

This is an advisory vote and the results are non-binding on the board. The board is fully responsible for its decisions about executive compensation, and will consider the results of the vote when reviewing compensation matters and making policy decisions in the future. We want the board to be accountable to you, so this is your opportunity to express your views on this important matter.

We held our first say on pay vote in 2012, and received over 99% approval from shareholders. We held our second say on pay vote in 2013, and received over 98% approval from our shareholders. We held our third say on pay vote in 2014, and received over 97% approval from our shareholders.

If we receive a significant number of votes against, the board will meet with shareholders to understand their concerns. The board will also release a summary of the significant comments they received, and explain any resulting changes to our executive compensation. The board will release the report as soon as practical, ideally within six months of the vote and before the release of next year’s circular.

Transact other business

You’ll also vote on any other items of business that may properly be brought before the meeting. We’re not aware of any other matters that may be brought before the meeting.

2015 Management proxy circular 9

About the nominated directors

Our articles state that the board must have between three and 12 directors. The board has nominated 7 directors to be elected by holders of common shares. EPCOR has nominated one additional director as holder of special voting shares (see Special voting shares on page 5 for more information).

The board has a strong mix of experience in corporate governance and the power generation industries in Canada and the United States. We believe that each nominated director is willing and able to serve on the board for a one-year term. If any of them is unable to serve, your proxyholder can vote for another nominated director unless you’ve indicated that your vote is to be withheld.

The board has determined that 7 of the 8 nominated directors (87.5%) are independent as defined by Canadian securities laws, meaning they do not have a material relationship with Capital Power that might reasonably be expected to interfere with their ability to make an independent judgment. Brian Vaasjo is not independent because he is our President and CEO.

OUR ADVANCE NOTICE BY-LAW

In 2013 we adopted an advance notice by-law, which was approved by shareholders at our 2013 annual meeting of shareholders.

The purpose of the by-law is to make sure all shareholders (including those participating by proxy) receive adequate notice and information about nominated directors, so that they can make informed voting decisions. It also helps ensure orderly and efficient shareholder meetings by providing a structured and transparent framework for nominating directors.

The by-law requires shareholders to give us advance notice about any directors they propose to nominate (including certain prescribed information about them) unless the nominations are made by:

•	shareholder meeting requisition

•	shareholder proposal under the Canada Business Corporations Act (in which case those rules govern), or

•	holders of special voting shares, according to our articles.

Under the by-law, director nominees are not eligible to become elected directors of Capital Power unless they’re nominated according to the provisions of the by-law.

Information about director nominees must include certain prescribed information. This information is similar to the information we are required to disclose about directors in our circular, such as information about their relevant education and experience, and whether or not they’re independent. It’s designed to make sure shareholders have enough information about each proposed nominee to make informed voting decisions.

For annual shareholder meetings, we must receive notice of director nominees at least 30 days (and not more than 65 days) before the meeting date. For special shareholder meetings (unless the special meeting is also an annual meeting), we must receive notice not later than 15 days after we file our notice of meeting and record date on SEDAR. If, however, we use notice-and-access to deliver our proxy materials, we must receive notice at least 40 days (and not more than 75 days) before the date of the annual or special meeting.

Our board plans to review the by-law from time to time and update it when needed to reflect changes in regulatory or stock exchange requirements or to meet industry standards. It can also waive any requirement of the by-law at any time, in its sole discretion.

A copy of our advance notice by-law is available on SEDAR (www.sedar.com).

OUR POLICY ON MAJORITY VOTING

The board adopted a majority voting policy for directors in February 2010 that requires:

•	individual (not slate) voting for all non-EPCOR elect directors
•	all directors to receive a majority of the votes cast for their election, otherwise they must offer to resign immediately.

If a nominated director does not receive a majority of votes, the Corporate Governance, Compensation and Nominating Committee will review the voting results, note any extraordinary circumstances and recommend to the board whether to accept the resignation or take other action. The director does not participate in these discussions.

The board must issue a news release explaining its decision within 90 days after the election results are certified.

This policy does not apply to contested director elections.

10 Capital Power Corporation

DIRECTOR PROFILES

The following profiles include information about each nominated director, including their skills, background and experience and list other public company boards of which they’re members. We’ve also included, where applicable, their attendance for our 2014 board meetings, committee meetings and director education events, last year’s voting results and details about their share ownership.

Holdings of Capital Power common shares and deferred share units (DSUs) are as of March 4, 2015 and based on $25.01, the closing price of our common shares on the TSX on March 4, 2015, and include reinvested dividends and dividend equivalents. Non-employee directors are not entitled to receive options.

Brian Vaasjo does not receive DSUs or other director compensation because he is compensated in his role as President and Chief Executive Officer (see Executive compensation beginning on page 36 for more information).

None of the nominated directors have any loans from Capital Power or any of our subsidiaries. All information is as at March 4, 2015 unless indicated otherwise.

2015 Management proxy circular 11

Directors nominated by Capital Power

Experience

Public board, deal/M&A/IPO/hostile defence, regulatory/government/ public affairs, operations/engineering/ maintenance/construction, human resources/compensation, Alberta power markets

Industry

Power, oil & gas infrastructure, other resources/ industries

Government relations

Alberta, Canada (federal)

Seniority

Private CEO, senior functional

Geographic diversity

Edmonton

Public board interlocks

None

Donald Lowry (63) (Chairman of the board)

Independent | Director since July 2009 | Edmonton, AB

Donald Lowry has been self-employed as a professional director since March 2013. Previously, Mr. Lowry served as President and CEO of EPCOR, a position he held since January 1998. Prior to joining EPCOR, Mr. Lowry spent more than 20 years in the telecommunications industry, including six years as President and Chief Operating Officer of TELUS Communications Inc.

Mr. Lowry graduated from the University of Manitoba with a Bachelor of Commerce degree (Honours), followed by a Master of Business Administration degree. He is a graduate of the Harvard Advanced Management Program and the Banff School of Management.

Mr. Lowry is past chair of the Canadian Electricity Association, the non-executive chair of Canadian Oil Sands Limited, and serves as a director on several other boards, including Stantec Inc., Hydrogenics Corporation, Canadian Water Network and was chair of the 2014 ITU World Triathlon Grand Final Edmonton. He was recognized in 2010 as Alberta Venture’s Business Person of the Year and in 2014 as the Alberta Chamber of Resources Person of the Year, 2013.

Board and committee membership	Meeting attendance
Board (Chair)	17 of 17 (100%)
Audit Committee (ex-officio non-voting)	4 of 5 (80%)
Corporate Governance, Compensation and Nominating Committee (ex-officio non-voting)	6 of 6 (100%)
Health, Safety and Environment Committee (ex-officio non-voting)	2 of 3 (66.7%)

Securities and DSUs held
Common shares	4,000	Total common shares and DSUs		10,872
DSUs	6,872	Total market value common shares and DSUs		$271,914
Percentage of Ownership Requirement		32%	Meets ownership requirement	in progress

Voting results 2014
Votes in favour	38,843,732 (93.90%)	Votes withheld	2,521,932 (6.10%)

Other public directorships: Canadian Oil Sands Limited (Chair), Melcor Real Estate Investment Trust, Stantec Inc., Hydrogenics Corporation (4)

Experience

Public board, deal/M&A/IPO/hostile defence, regulatory/legal, Alberta power markets

Industry

Power, oil & gas infrastructure

Background

Lawyer

Seniority

Senior functional, partner

Geographic diversity

Calgary

Public board interlocks

None

Albrecht Bellstedt (65) (Chair of the non-EPCOR elect directors)

Independent | Director since July 2009 | Canmore, AB

Albrecht Bellstedt has been self-employed as a professional director since February 2007. Previously, Mr. Bellstedt served as Executive Vice President and General Counsel of TransCanada Corporation and a predecessor corporation. Prior to that, he was a transactional lawyer in private practice for 27 years.

Mr. Bellstedt currently serves on a number of corporate boards and has served on a number of not-for-profit boards (including the Alberta University Hospital Foundation, the Edmonton Symphony Orchestra and the Banff Centre).

Board and committee membership	Meeting attendance
Board	17 of 17 (100%)
Corporate Governance, Compensation and Nominating Committee (chair)	6 of 6 (100%)
Health, Safety and Environment Committee	3 of 3 (100%)

Securities and DSUs held
Common shares	7,310	Total common shares and DSUs		31,644
DSUs	24,334	Total market value common shares and DSUs		$791,412
Percentage of Ownership Requirement		167%	Meets ownership requirement	yes

Voting results 2014
Votes in favour	40,658,369 (98.29%)	Votes withheld	707,295 (1.71%)

Other public directorships: Canadian Western Bank, Stuart Olson Inc. (Chair) (2)

Albrecht was no longer a director of Sun Times Media Group, Inc. (formerly Hollinger International Inc.) as of June 2008. Sun Times Media Group, Inc. went into Chapter 11 bankruptcy protection under the U.S. Bankruptcy Code in 2009.

CEO = Chief Executive | Officer CFO = Chief Financial Officer | M&A = mergers and acquisitions | IPO = initial public offering

12 Capital Power Corporation

Experience

Public board, deal/M&A/IPO/hostile defence, regulatory/government/ public affairs, human resources/compensation, operations/engineering/ maintenance/construction

Industry

Power, other resources/industries

Background

Engineer

Seniority

Public CEO, private CEO

Geographic diversity

USA

Public board interlocks

None

Doyle Beneby (55)

Independent | Director since April 27, 2012 | San Antonio, TX, USA

Doyle Beneby is the President and Chief Executive Officer of CPS Energy, the largest municipally-owned gas and electric utility in the U.S., a position he has held since August 2010. Mr. Beneby has over 20 years’ experience in various aspects of the electrical power industry.

Prior to joining CPS Energy, he served at Exelon Corporation from 2003 to 2010 in various roles, most recently, as Senior Vice President of Exelon Power and President of Exelon Corporation from 2009 to 2010. From 2008 to 2009, Mr. Beneby served as Vice President, Generation Operations for Exelon Corporation, and prior to that and from 2005 to 2008, Mr. Beneby served as Vice President, Electric Operations for PECO, a subsidiary of Exelon Corporation.

Mr. Beneby holds a Master of Business Administration from the University of Miami, and a Bachelor of Science from Montana Technical College.

Board and committee membership	Meeting attendance
Board	16 of 17 (94.1%)
Audit Committee	5 of 5 (100%)
Health, Safety and Environment Committee (chair)[1]	3 of 3 (100%)

Securities and DSUs held
Common shares	0	Total common shares and DSUs		9,839
DSUs	9,839	Total market value common shares and DSUs		$246,063
Percentage of Ownership Requirement		70%	Meets ownership requirement	in progress

Voting results 2014
Votes in favour	40,470,497 (97.84%)	Votes withheld	895,167 (2.16%)

Other public directorships: None

Experience

Public board, deal/M&A/IPO/hostile defence, regulatory/government/ public affairs, health, safety and environment, human resources/compensation, operations/engineering/ maintenance/construction, regulatory/legal

Industry

Oil and gas infrastructure

Background

Engineer

Government relations

Alberta, BC, Ontario, Canada (federal), USA

Seniority

Public CEO, senior functional

Geographic diversity

Calgary

Public board interlocks

None

Patrick Daniel (67)

Independent | Director since February 17, 2015 | Calgary, AB

Mr. Daniel is past President and Chief Executive Officer of Enbridge Inc., a publicly traded energy delivery company, which position he held from 2001 to 2012. Prior to his appointment as President and CEO, he was a senior executive officer of Enbridge Inc. or its predecessor since 1994. In addition, Mr. Daniel served as a director of Enbridge Inc. from April 2000 to October 2012. In 2011, Mr. Daniel was awarded Canada’s Outstanding CEO of the Year sponsored by The Caldwell Partners and chosen by an independent National Advisory Board.

Mr. Daniel is a director of Canadian Imperial Bank of Commerce and of Cenovus Energy Inc., and is a member of the North American Review Board of American Air Liquide Holdings, Inc., a publicly traded industrial gases service company. Mr. Daniel holds a Bachelor of Science degree from the University of Alberta and a Master of Science degree from the University of British Columbia. He is also a member of the Association of Professional Engineers and Geoscientists of Alberta.

Board and committee membership	Meeting attendance
N/A	N/A

Securities and DSUs held
Common shares	5,200	Total common shares and DSUs		5,200
DSUs	0	Total market value common shares and DSUs		$130,052
Percentage of Ownership Requirement		38%	Meets ownership requirement	in progess

Voting results 2014
Votes in favour	N/A	Votes withheld	N/A

Other public directorships: Cenovus Energy Inc., Canadian Imperial Bank of Commerce (2)

1 Mr. Beneby was appointed chair of the Health, Safety and Environment Committee on October 24, 2014, and served on that committee prior to his appointment as chair.

2015 Management proxy circular 13

Experience

Public board, deal/M&A/IPO/hostile defence, regulatory/government/public affairs, health, safety and environment, human resources/compensation, pensions, operations/ Engineering/maintenance/ construction, regulatory/legal

Industry

Power, oil & gas infrastructure, other resources/industries

Background

CFO/financial expert, procurement/contracts

Government relations

Alberta, Canada (federal)

Seniority

Senior functional

Geographic diversity

Edmonton

Public board interlocks

None

Philip Lachambre (63)

Independent | Director since July 2009 | Edmonton, AB

Philip Lachambre is currently President of PCML Consulting Inc., a position he has held since February, 2007 and has been a professional director since July, 2007. Mr. Lachambre held many positions in the oil and gas, mining and construction sectors during his 43-year career, 31 years of which were at Syncrude Canada Inc. where he was Executive Vice President and Chief Financial Officer from 1997 until his retirement in 2007. He was also a director of Flint Energy Services Ltd. until 2012. Mr. Lachambre has had many areas of responsibility across numerous departments including corporate strategy, controllers, treasury, legal, government and regulatory affairs, EH&S, business development, stakeholder relations, human resources, procurement and contracts, information technology and aboriginal affairs.

Mr. Lachambre holds a Bachelor of Commerce degree from the University of Alberta, is a Supply Chain Management Professional (SCMP), and is a graduate of the Executive Management Program of the University of Western Ontario. Mr. Lachambre is also active in a number of local community organizations and boards.

Board and committee membership	Meeting attendance
Board	17 of 17 (100%)
Audit Committee (chair)[2]	5 of 5 (100%)
Health, Safety and Environment Committee	3 of 3 (100%)

Securities and DSUs held
Common shares	10,720	Total common shares and DSUs		32,680
DSUs	21,960	Total market value common shares and DSUs		$817,330
Percentage of Ownership Requirement		237%	Meets ownership requirement	yes

Voting results 2014
Votes in favour	40,901,225 (98.88%)	Votes withheld	464,439 (1.12%)

Other public directorships: None

Experience

Public board, deal/M&A/IPO/hostile defence, regulatory/government/ public affairs, health, safety and environment, human resources/compensation, regulatory/legal, pensions, financial/commodity trading

Industry

Power, other resources/industries

Background

CFO/financial expert, accountant, procurement/contracts

Government relations

Ontario

Seniority

Senior functional, partner

Geographic diversity

Ontario

Public board interlocks

None

Peggy Mulligan (56)

Independent | Director since April 27, 2012 | Mississauga, ON

Peggy Mulligan has been a member of the board of Ontario Power Generation Inc., an Ontario Crown corporation with over 19,000 MW of nuclear, thermal and hydroelectric generating capacity, since 2005. Ms. Mulligan serves or has served on OPG’s Human Resources & Compensation (Chair), Governance, Risk Oversight (Past Chair) and Audit Committees. Ms. Mulligan is also currently a member of the boards of Tuckamore Capital Management Inc., Energent Incorporated (a privately owned energy management solution company) and The Ladies Professional Golf Association where she serves as chair of the audit committees.

Ms. Mulligan previously served as Executive Vice President and CFO of Valeant Pharmaceuticals International, Inc. (formerly Biovail Corporation) from 2008 until December 2010, where she led the implementation of Biovail’s new strategic focus, and co-led the merger of Valeant and Biovail. From 2005 until 2007 she served as Executive Vice President, CFO and Treasurer of Linamar Corporation, with accountability for financial reporting and compliance, enterprise risk management, treasury, taxation, M&A and internal audit.

Ms. Mulligan holds a B. Math (Honours) from the University of Waterloo, has been a chartered accountant since 1981 and was named a Fellow of the Institute of Chartered Accountants of Ontario in 2003.

Board and committee membership	Meeting attendance
Board	15 of 17 (88.2%)
Audit Committee	5 of 5 (100%)
Corporate Governance, Compensation and Nominating Committee	6 of 6 (100%)

Securities and DSUs held
Common shares	11,800	Total common shares and DSUs		21,639
DSUs	9,839	Total market value common shares and DSUs		$541,181
Percentage of Ownership Requirement		157%	Meets ownership requirement	yes

Voting results 2014
Votes in favour	40,907,095 (98.89%)	Votes withheld	458,569 (1.11%)

Other public directorships: Tuckamore Capital Management Inc. (1)

2 Mr. Lachambre was appointed chair of the Audit Committee on February 20, 2015, and was a member of the committee in 2014.

14 Capital Power Corporation

Experience

Public board, deal/M&A/IPO/hostile defence, regulatory/government/ public affairs, regulatory/legal, Alberta power markets

Industry

Power, oil & gas infrastructure

Background

CFO/financial expert, accountant

Government relations

Alberta, Canada (federal)

Seniority

Public CEO, senior functional

Geographic diversity

Edmonton

Public board interlocks

None

Brian Vaasjo (59)

President and CEO | Not independent | Director since May 2009 | Edmonton, AB

Brian Vaasjo has been the President and CEO of Capital Power since July, 2009. Prior thereto, he was Executive Vice President of EPCOR, and was President of EPCOR's Energy Division. At EPCOR, he was responsible for regional power generation (including clean coal initiatives), water operations and the growth of EPCOR’s competitive power and water businesses across North America, as well as development and acquisition. He was President of Capital Power Income L.P. (CPILP) from September 2005 until July 2009 and Chairman of the Board of its general partner from July 2009 to November 2011.

Mr. Vaasjo spent 19 years with the Enbridge Group of Companies and played a substantial role in several important acquisitions, developments and public offerings. He has a Master of Business Administration, is a Fellow of the Society of Management Accountants, and has been on the boards of several non-profit organizations.

Board and committee membership	Meeting attendance[3]
Board	17 of 17 (100%)
Audit Committee	5 of 5 (100%)
Corporate Governance, Compensation and Nominating Committee	6 of 6 (100%)
Health, Safety and Environment Committee	3 of 3 (100%)

Securities, DSUs and options held
Common shares	66,833	Total common shares and DSUs	66,833
DSUs	n/a	Total market value common shares and DSUs	$1,671,493

Percentage of Ownership Requirement (see page 40)	109%	Meets ownership requirement (see page 40)	yes

As of March 4, 2015, Brian Vaasjo holds 79,752 performance share units (PSUs) and 1,367,786 stock options. Share ownership for Mr. Vaasjo is based on the sum of the number of common shares held by him and his unvested PSUs as of December 31, 2014 (see page 39).

Voting results 2014
Votes in favour	40,346,258 (97.54%)	Votes withheld	1,019,406 (2.46%)

Other public directorships: None

3 Mr. Vaasjo attends Audit Committee, Corporate Governance, Compensation and Nominating Committee and Health, Safety and Environment Committee meetings as a guest and in his capacity as President and CEO of Capital Power.

2015 Management proxy circular 15

Directors nominated by EPCOR

EPCOR’s approximately 18% interest gives it the right to nominate and elect two directors as a class, separate from those elected by the holders of our common shares. EPCOR has decided, at the present time, to nominate and elect only one director in 2015. See Special voting shares on page 5 for more information.

Experience

Public board, deal/M&A/IPO/hostile defence, regulatory/government/ public affairs, human resources/ compensation, regulatory/legal, Alberta power markets

Industry

Power

Background

CFO/financial expert

Government relations

Alberta

Seniority

Senior functional

Geographic diversity

Edmonton

Public board interlocks

None

Allister McPherson (71)

Independent | Director since June 2009 | Edmonton, AB

Allister McPherson joined Canadian Western Bank in March 1997 and retired in November 2005, having served as Executive Vice President from 2000. He was Deputy Provincial Treasurer (Finance and Revenue) for the Province of Alberta from 1984 to 1996 and holds a Master of Science degree from the University of British Columbia.

Mr. McPherson is currently a director and member of the audit committee of EPCOR, and an external member of the University of Alberta's Investment Committee. He is past chair of the board of the Alberta Credit Union Deposit Guarantee Corporation, past director, vice chair and audit committee chair of the Edmonton Regional Airports Authority, past governor of Northern Alberta Institute of Technology, past chair of the Endowment Fund Policy Committee of Alberta Finance and past member of the Edmonton Regional Advisory Board and Investment Committee of the Alberta Motor Association.

Board and committee membership	Meeting attendance
Board	17 of 17 (100%)
Audit Committee	5 of 5 (100%)

Securities held
Common shares	6,500	Total common shares and DSUs		28,374
DSUs	21,874	Total market value common shares and DSUs		$709,638
Percentage of Ownership Requirement		206%	Meets ownership requirement	yes

Other public directorships: None

MEETING ATTENDANCE AND COMMITTEE MEMBERSHIPS

We expect our directors to attend all board meetings and all of their committee meetings. The Corporate Governance, Compensation and Nominating Committee reviews the attendance records to ensure each director has attended at least 80% of the meetings. If attendance falls below this level and there are no extenuating circumstances, the committee will discuss the situation and recommend to the board whether the director should resign.

Donald Lowry attends committee meetings as an ex-officio and non-voting member. Some directors also attend other committee meetings as guests, as noted below.

			Meetings of		Committee meetings
			directors
			nominated by				Corporate
			Capital Power				Governance,		Health, Safety and
			(non-EPCOR elect				Compensation and		Environment
	Board meetings		directors)			Audit	Nominating (CGC&N)			(HS&E)
Donald Lowry	17 of 17 (chair)	100%	8 of 8	100%	4 of 5	80%	6 of 6	100%	2 of 3	66.7%
Albrecht Bellstedt	17 of 17	100%	8 of 8 (chair)	100%			6 of 6 (chair)	100%	3 of 3	100%
Doyle Beneby	16 of 17	94.1%	7 of 8	87.5%	5 of 5	100%			3 of 3 (chair)	100%
Philip Lachambre	17 of 17	100%	8 of 8	100%	5 of 5 (chair)	100%			3 of 3	100%
Allister McPherson	17 of 17	100%			5 of 5	100%
Peggy Mulligan	15 of 17	88.2%	8 of 8	100%	5 of 5	100%	6 of 6	100%
Brian Vaasjo	17 of 17	100%	8 of 8	100%	5 of 5	100%	6 of 6	100%	3 of 3	100%

Notes

•	Brian Bentz served on the CGC&N Committee until July 25, 2014, and resigned from the board and HS&E Committee (which he chaired) effective September 14, 2014. He attended 9 of 17 (52.9%) board meetings, 4 of 8 (50%) non-EPCOR elect director meetings, 1 of 6 (16.7%) CGC&N Committee meetings and 1 of 3 (33.3%) HS&E Committee meetings.

•	Doyle Beneby was appointed chair of the HS&E Committee on October 24, 2014, and served on that committee prior to his appointment as chair.

•	William Bennett, who is not standing for election in 2015, attended all board, non-EPCOR elect director and Audit Committee meetings, and 2 of 3 (66.7%) HS&E Committee meetings.

16 Capital Power Corporation

•	Hugh Bolton, who is not standing for election by EPCOR in 2015, was appointed to the CGC&N Committee on July 25, 2014. He attended all board meetings and 3 of 4 (75%) CGC&N Committee meetings after his appointment.

•	Richard Cruickshank, who is not standing for election in 2015, attended all board, non-EPCOR elect director and CGC&N Committee meetings.

•	Brian Vaasjo attends committee meetings as a guest and in his capacity as President and CEO of Capital Power.

•	Patrick Daniel did not serve on the board or any committees in 2014.

•	Philip Lachambre was appointed chair of the Audit Committee on February 20, 2015, and was a member of the committee in 2014.

OTHER DIRECTORSHIPS

None of our director nominees serve together on other public company boards.

DIRECTOR EDUCATION

The table below lists the conferences and other sessions we provided to our directors in 2014. You can find more information about education and ongoing development of directors on page 23.

Date	Event	Description	Attendees

April	Alberta Economy	Presentation by Kate White, Chief	Donald Lowry	Richard Cruickshank
		Economist for the Alberta Government	Albrecht Bellstedt	Philip Lachambre
			Doyle Beneby	Allister McPherson
			William Bennett	Peggy Mulligan
			Brian Bentz	Brian Vaasjo
Hugh Bolton
April	Alberta Wholesale Power	Presentation by May Wong, Senior	Donald Lowry	Richard Cruickshank
	Market	Manager, Market Assessment &	Albrecht Bellstedt	Philip Lachambre
		Forecasting	Doyle Beneby	Allister McPherson
			William Bennett	Peggy Mulligan
			Brian Bentz	Brian Vaasjo
Hugh Bolton
May	Industry Trends	Presentation by Stephen Byrd, Head of US	Donald Lowry	Richard Cruickshank
		Utilities, Clean Energy Research, Morgan	Albrecht Bellstedt	Philip Lachambre
		Stanley	Doyle Beneby	Allister McPherson
			William Bennett	Peggy Mulligan
			Brian Bentz	Brian Vaasjo
Hugh Bolton
October	Directors’ Duties in M&A	Presentation by Bill Gilliland, Partner,	Donald Lowry	Allister McPherson
	Context	Dentons Canada LLP	Albrecht Bellstedt	Peggy Mulligan
			Hugh Bolton	Brian Vaasjo
Richard Cruickshank
November	Shareholder Activism	Presentation by Wes Hall, CEO, Kingsdale	Donald Lowry	Peggy Mulligan
	Preparedness	Shareholder Services	Albrecht Bellstedt	Brian Vaasjo
Richard Cruickshank

Note:

•	Mr. Daniel did not serve on the board in 2014.

Directors receive materials before each board meeting that include background information about items to be considered at the meeting. Directors are also encouraged to attend externally hosted education and Capital Power contributes to the cost.

Skills matrix

The Corporate Governance, Compensation and Nominating Committee uses a skills matrix to identify and track the key skills and areas of strength that the board believes are important for overseeing our business, management and our future growth.

The committee reviews the skills matrix at least once a year to assess whether the size and composition of the board are appropriate for our needs. It also uses the skills matrix to develop a list of potential candidates for nomination or appointment to the board in the future based on their skills and experience and an initial interview. This evergreen list of potential board directors is comprised of people the committee believes would be appropriate to join the board when there is a vacancy, and who would fill gaps in or complement the current skills matrix, and comply with our independence criteria for the board and its committees. The committee may also hire a search firm to identify potential candidates.

Shareholders elect directors at the annual meetings; however, the board may appoint additional directors between annual meetings to fill vacancies.

2015 Management proxy circular 17

The table below shows the skills in each area and the number of directors who have these skills. You can learn more about each director’s skills and experience in the director profiles beginning on page 11.

	Total	D. Lowry	A. Bellstedt	D. Beneby	P. Daniel	P. Lachambre	A. McPherson	P. Mulligan	B. Vaasjo
Experience
Public board	8	✓	✓	✓	✓	✓	✓	✓	✓
Alberta power markets	4	✓	✓				✓		✓
Deal/M&A/IPO/Hostile Defence	8	✓	✓	✓	✓	✓	✓	✓	✓
Regulatory/Government/Public affairs	7	✓		✓	✓	✓	✓	✓	✓
Health, safety and environment	3				✓	✓		✓
Human resources/Compensation	6	✓		✓	✓	✓	✓	✓
Pensions	2					✓		✓
Operations/Engineering/Maintenance/ Construction	4	✓		✓	✓	✓
Regulatory/Legal	6		✓		✓	✓	✓	✓	✓
Financial/Commodity trading	1							✓
Technology Development & Deployment	0
Industry
Power	7	✓	✓	✓		✓	✓	✓	✓
Oil and gas infrastructure	5	✓	✓		✓	✓			✓
Other resources/Industries	4	✓		✓		✓		✓
Background
CFO/Financial expert	4					✓	✓	✓	✓
Accountant	2							✓	✓
Engineer	2			✓	✓
Lawyer	1		✓
Investment banker	0
Procurement/Contracts	2					✓		✓
Government relations
Alberta	5	✓			✓	✓	✓		✓
British Columbia	1				✓
Ontario	2				✓			✓
Canada (federal)	4	✓			✓	✓			✓
USA	1				✓
Seniority
Public CEO	3			✓	✓				✓
Private CEO	2	✓		✓
Senior functional	7	✓	✓		✓	✓	✓	✓	✓
Partner	2		✓					✓
Geographic diversity
Edmonton	4	✓				✓	✓		✓
Calgary	2		✓		✓
British Columbia	0
Ontario	1							✓
USA	1			✓

18 Capital Power Corporation

2. Governance

Governance at Capital Power

We’re committed to responsible corporate governance. We believe that effective governance is a major contributor to long term performance and investor confidence.

Our corporate governance practices are consistent with the following, as adopted by the Canadian Securities Administrators:

•	National Policy 58-201 — Corporate Governance Guidelines (NP 58-201);
•	National Instrument 58-101 — Disclosure of Corporate Governance Practices (NI 58-101);
•	National Instrument 52-110 — Audit Committees (NI 52-110);
•	National Instrument 52-109 — Certification of Disclosure in Issuers’ Annual and Interim Filings (CSox); and
•	Form 58-101F1 — Corporate Governance Disclosure (58-101F1).

This section incorporates the corporate governance disclosure required by Form 58-101F1. We’ve also adopted a comprehensive corporate governance policy which is available on our website (www.capitalpower.com).

Management also assessed our financial reporting procedures this year and concluded that we are in compliance as of December 31, 2014.

GOVERNANCE HIGHLIGHTS

✓	Voting is by individual director, we have a majority voting policy and we disclose the voting results on all items of business within five business days of a shareholder meeting
✓	We maintain separate chair and CEO positions so the board can function independently and monitor management’s decisions and actions and effectively oversee our affairs
✓	The majority of our board nominees (7 out of 8) are independent
✓	The Chair of the board and the chair of the Capital Power nominated directors (chair of the non-EPCOR elect directors) are independent
✓	The board has developed clear position descriptions for the Chair of the board, chair of the non-EPCOR elect directors, each committee and the CEO
✓	Our Audit Committee is 100% independent
✓	Four of the five members of our Corporate Governance, Compensation and Nominating Committee are independent
✓	Directors must meet share ownership requirements within five years of joining the board (three times their annual cash and equity retainer in Capital Power DSUs and/or common shares). Capital Power’s executive officers must also meet share ownership requirements (see page 39 for more information on the share ownership requirements for executive officers)
✓	Our board has a formal, written mandate
✓	Directors meet regularly without management present (in-camera)
✓	We expect 100% attendance of our directors. The Corporate Governance, Compensation and Nominating Committee reviews the attendance record to ensure directors have attended at least 80% of board meetings and their respective committee meetings
✓	The board has adopted a written code of business conduct and ethics, and monitors our compliance with it
✓	The board oversees strategic planning, risk management, succession planning and leadership development
✓	We conduct an advisory vote on executive compensation, giving shareholders a say on pay
✓	We adopted an incentive claw back policy and anti-hedging policy, further aligning the interests of executives and shareholders
✓	We have orientation and continuing education programs for our directors
✓	We maintain a skills matrix to assist in planning, developing and managing the skills and competencies of the board
✓	Board and committee director self-assessments are conducted every year, with regular individual director and peer review through an anonymous questionnaire and independent consultant interviews every second and third year, respectively
✓	The board has adopted a Board Diversity Policy

2015 Management proxy circular 19

About the board

The board is responsible for our stewardship. It provides independent leadership for overseeing our business so we grow and sustain profits responsibly.

The board is actively engaged, supervises our business and affairs, and is specifically responsible for:

• management oversight and strategic planning

• enterprise risk management

• shareholder engagement.

The board ensures that management’s plans and activities are consistent with our values, and support our vision to be recognized as one of North America’s most respected, reliable and competitive independent power producers.

Our corporate values • We are passionate about our business and safety. • We act with integrity. • We work together. • We are accountable. • We create and enhance shareholder value.

Mr. Patrick Daniel was appointed to the board effective February 17, 2015 to serve until the end of the annual meeting of shareholders on April 24, 2015.

Independence

Seven out of eight director nominees (87.5%) are independent according to the standards of independence established under Section 1.2 of NI 58-101. Brian Vaasjo is not considered independent because of his position as noted below.

Nominated directors	Independent	Not independent
Donald Lowry	✓
Albrecht Bellstedt	✓
Doyle Beneby	✓
Patrick Daniel	✓
Philip Lachambre	✓
Allister McPherson	✓
Peggy Mulligan	✓
Brian Vaasjo		✓ (President and CEO of Capital Power)

An independent, non-executive director chairs our board. The board met seventeen times in 2014. The directors met without management for a total of 12 such meetings. You’ll find the board’s terms of reference in Appendix A. The board did not meet without Mr. Cruickshank present. However, the board believes that open and candid discussion among its independent directors was facilitated by our independent chairs of the board and of the non-EPCOR elect directors. Mr. Cruickshank is not standing for election in 2015.

Separate chair and CEO positions

We maintain separate Chair and CEO positions, each with their own position descriptions (or terms of reference). The Chair leads, manages and organizes the board with a strategic focus and presides over its meetings while encouraging strong participation and commitment from all directors. The Chair also works with the CEO to develop and maintain productive stakeholder relationships, and to ensure that the board represents shareholders’ interests.

Donald Lowry is the Chair of the board and independent of Capital Power, but he was president and CEO of EPCOR, our major shareholder, until March 6, 2013. As a result, we also have a chair of the non-EPCOR elect directors, who is independent of EPCOR. The non-EPCOR elect directors oversee issues where EPCOR-elect directors may have a conflict, such as sell-downs of EPCOR’s equity interest in Capital Power or changes to Capital Power’s dividends.

Donald Lowry, the chair of the board, is no longer a nominee of EPCOR. However, it is anticipated that the position of chair of the non-EPCOR elect directors will be maintained until the later of October 1, 2015, and one year from the date as of which EPCOR no longer holds common shares of Capital Power and exchangeable LP units of Capital Power L.P. equal to 10% of our total common shares outstanding and common shares that can be issued in exchange for its exchangeable LP units (provided that EPCOR’s ownership of common shares and common shares that can be issued in exchange for its exchangeable LP units drops below 10% on a date that occurs before October 1, 2015). Albrecht Bellstedt is the current chair of the non-EPCOR elect directors, and has served in this role since May 2012.

The Corporate Governance, Compensation and Nominating Committee recommends, and the board nominates, director candidates based on the skills matrix, their character and leadership strengths and other key qualities like breadth of experience, insight and knowledge, financial and compensation literacy, and business judgment. The nomination must be confirmed by the Capital Power nominated directors.

20 Capital Power Corporation

The terms of reference for the Chair of the board, chair of the non-EPCOR elect directors, each committee, individual directors and the President and CEO include detailed position descriptions and are available on our website (www.capitalpower.com).

Ethics

Our ethics policy applies to all permanent and temporary employees and members of our board of directors. Everyone must read, understand and comply with the policy, and executives must certify their compliance with the policy quarterly. Our ethics policy is on our website (www.capitalpower.com), or you can ask the Corporate Secretary to send you a copy (see page 8).

The board has oversight and control over the policy including governance over all material changes to the ethics policy.

Board

The board is responsible for overseeing our compliance with the laws that apply to us. The board receives regular reports on compliance, including reports of any ethical breach, and management’s follow-up activities and strategies to mitigate risk.

Senior officers

All senior officers must certify compliance with the policy quarterly and the President and CEO and Senior Vice-President and Chief Financial Officer certify our quarterly and annual financial statements and related management’s discussion and analysis (MD&A), as well as our AIF, for filing with the Canadian Securities Administrators.

Reporting a concern

We’ve worked hard to foster a culture where anyone can speak openly about ethical concerns. Employees can raise a concern with their manager or a member of senior management, or report a concern or possible violation anonymously through our Integrity Hotline.

Our Integrity Hotline is available 24 hours a day, seven days a week (call 1.866.363.8028 or go to www.CPCEthics.com). A third party operates the hotline on our behalf to ensure confidentiality.

Investigating ethical complaints

We investigate complaints promptly and thoroughly.

A written report is completed on every investigation process and the outcome and maintained on file.

Material interests

Under the Board’s terms of reference, a director must disclose to us in writing any material interest he or she has in a material contract with us, whether or not it is a current or proposed contract, or have the interest entered in the minutes of the board meeting, including its nature and extent. The director must refrain from participating in any discussion or vote on the matter. In practice, a director with a material interest recuses himself from the board meeting when a discussion or vote takes place on such a matter.

Disclosure and insider trading policy

We must comply with laws and regulations when publicly disclosing important information about Capital Power, and all insiders must comply with insider trading and reporting requirements. We last updated our disclosure and insider trading policy in 2012. It governs the dissemination of information to the public and guides our decisions and actions in providing clear and complete disclosure in a timely manner, in compliance with all securities regulations.

Our disclosure committee consists of senior managers and reports to, and is subject to the supervision and oversight of, our President and CEO. Our disclosure committee is responsible for reviewing all proposed disclosure before it is released publicly. The disclosure committee also reports its work and findings to our board and Audit Committee, and must promptly inform our board and Audit Committee of any material disclosure issues or concerns regarding our disclosure controls that come to the disclosure committee’s attention.

Ethics training

All of our directors and employees must participate in ethics training every two years.

ROLE AND RESPONSIBILITIES

The board is responsible for overseeing our compliance with laws and regulations. It approves all matters required under the Canada Business Corporations Act and other legislation that applies to us, and our articles and by-laws.

The board can delegate the review and approval of issues to its standing committees, however, most committee recommendations must be approved by the entire board.

The board explicitly delegates certain powers to management by written policy and subject to specific limits. Examples include:

•	contract execution and spending authority policy
•	financial exposure management policy
•	investment policy

2015 Management proxy circular 21

Oversight and strategic planning

The board is responsible for overseeing our strategic and corporate planning, an annual process that is designed to:

•	maximize shareholder value
•	ensure that we operate consistently with our values
•	assess the opportunities and risks of our business

As President and CEO, Brian Vaasjo leads the executive team and is responsible for Capital Power’s strategic direction, sound management and performance.

Management follows a comprehensive planning process for developing our strategy, corporate plan and budget.

First quarter	Management begins the process for the following year by carrying out the following:
• assesses industry trends
• prepares commodity and economic forecasts
• reviews how well it executed its strategy in the previous year
• decides whether or not the strategy must be modified
• determines what modifications to the strategy are necessary (if any)
• adjusts its plans and objectives to execute the strategy
• prepares a long-range financial forecast
Second quarter	Management uses the inputs to develop our strategy and corporate plan, which contains our objectives, activities, forecasts and a risk assessment, and submits the draft strategy and corporate plan to the board (generally in May).
The board and management meet for a two-day, off-site planning session to discuss the strategic plan. Management highlights the risks and solicits feedback from the board and any proposed changes to the strategy and tactics.
Third quarter	Management reviews the feedback and makes changes to the strategy and corporate plan. It submits the revised strategy and corporate plan to the board for approval, generally at its July meeting.
Fourth quarter	In November, management updates its financial forecasts based on recent events, updated commodity forecasts and the current budget.
Corporate performance measures are also established for the following year based on the approved budget.
Management establishes the budget based on the approved strategy and plan, and submits it to the board for approval.

Enterprise risk management

Effectively managing risk is critical to maximizing shareholder value. We believe that risk management is everyone’s responsibility, from the board to individual employees.

Our enterprise risk management (ERM) program is based on the ISO 31000 International Standard for Risk Management, and uses a systematic approach to identify, treat, report and monitor risk. Risk assessment practices are embedded in our four key corporate processes (strategic and long term planning, business development, commodity portfolio management, and operational planning and budgeting), so we can identify risks that could prevent us from achieving our strategic and business objectives and develop strategies to mitigate those risks. This includes assessing specific risk areas, including unpredictable or unusual risks as well as emerging risks to our business.

We expect everyone to understand the risks that fall within their areas of responsibility and to manage these risks within approved risk tolerances.

Open communication is a key part of the process. We need our people to share the best available information (quantitative and qualitative), drawing from historical data, experience, stakeholder feedback, observation, forecasts and their expert judgment.

The board reviews and approves our risk tolerances, ERM policy, risk management processes and accountabilities every year.

The President and CEO is ultimately accountable for managing our risks and approving the ERM framework. He manages ERM through the executive team, which consists of his direct reports.

The vice president of risk management has day-to-day responsibility for the ERM framework, and reports to the CFO. The vice president presents a risk report to the board twice a year and quarterly reports to senior management with updates to the board as required.

Succession planning and leadership development

We maintain succession plans for the CEO and senior management to support our future growth and to retain our talent. The Corporate Governance, Compensation and Nominating Committee reviews the plans at least once a year and reports them to the board.

22 Capital Power Corporation

The committee also oversees our performance management and talent development programs to ensure that we are developing our management talent to support our business needs.

ORIENTATION AND ONGOING DEVELOPMENT

We believe in the importance of orientation for new directors and continuing education for ongoing development of the skills and knowledge of the board.

The board adopted a director orientation and education policy that includes:

•	guidelines for new directors
•	types of education and orientation information for directors
•	educational opportunities
•	site visits
•	conferences, symposiums and seminars

Orientation

New directors receive information about their duties and obligations and our business and operations, as well as minutes and other documents from recent board meetings. They also receive a corporate governance manual prepared by management that includes our articles, by-laws and other board documents. Directors are responsible for familiarizing themselves with the content before their first board meeting.

New directors also spend a day with management and attend an orientation session to develop a basic understanding of Capital Power and our business before their first board meeting.

We may also provide additional information tailored to a new director’s needs and interests, information on our current activities, and any other information that a new director requests.

We encourage new directors to attend committee meetings as an ex-officio member to broaden their understanding of different aspects of our business and governance in general.

Ongoing development

Management regularly gives articles, papers and in-house seminars on issues relevant to Capital Power, our business, and the legal and regulatory environment. Directors are responsible for reviewing the materials, attending the seminars, and staying up to date on relevant issues through the media and other public information sources.

We also offer site visits, including tours of facilities and plants we own. Directors are responsible for attending these whenever possible.

Directors can attend conferences, industry symposiums and other seminars and we will reimburse them 50% of the cost (including travel expenses), as long as the CEO or chair of the Corporate Governance, Compensation and Nominating Committee believes that attending the event would benefit us and pre-approves it, and the director submits original receipts with the expense claim.

The Corporate Governance, Compensation and Nominating Committee recommends additional education opportunities for directors for the annual strategic planning sessions. You can learn more about our program in 2014 on page 17.

ASSESSMENT AND TENURE

The Corporate Governance, Compensation and Nominating (CGC&N) Committee is responsible for board assessment, which involves assessing individual directors, committees, committee chairs, the board chair and overall board effectiveness. Every year, the board and each committee do a self-assessment, which involve in-camera discussions and one-on-one interviews with each committee chair by the chair of the CGC&N Committee. In addition, the chair of the Board conducts one-on-one interviews with each director and members of senior management annually. Although not anonymous, the one-on-one interviews between the chair and each director allow the chair to have a frank discussion about key areas of interest, including director performance, continued tenure, and areas of focus for the coming year. The results of the annual self-assessment and interviews are discussed by the CGC&N Committee and the board.

The Corporate Secretary administers a board/committee/director assessment questionnaire every second year, and a formal board assessment is facilitated by an independent third party every third year. Both of these forms of assessment include a peer review and are completed anonymously so directors can be candid. In addition, the independent third party interview process allows the questioner to pursue particular areas of focus or investigation as they arise, including board functioning, and the performance of the chair and other individual directors. The CGC&N Committee consults with the board on the format of both formal board assessments.

2015 Management proxy circular 23

An independent third party evaluation is currently underway and will be concluded in April, 2015. The independent consultant has reviewed the results of our board assessments for the last two years and our terms of reference for the board, our chair, our individual directors and all of our board committees, and has discussed the results of that review with the chair of the board, the chair of our CGC&N Committee, and our Corporate Secretary to develop guidelines for the one-on-one interviews. The interview guidelines will be distributed in advance of the interviews to assist our directors’ preparation, and will facilitate a candid review by our directors of: their own and each other’s individual effectiveness, the effectiveness of our chair and committee chairs, and the effectiveness of our board committees and the board as a whole. The independent consultant will compile the results of the interviews anonymously, and will prepare a separate report for each director and the board chair regarding how the relevant director and his or her peers have assessed his or her performance. The board chair will discuss with each director the results of his or her report in a private interview. After the private interviews have been completed, the board chair will discuss the results of the interview process generally with the CGC&N Committee to ensure that the peer evaluation results are integrated into the committee’s planning.

You can read more about the annual evaluation process in our corporate governance policy on our website (www.capitalpower.com).

Retirement policy

We don’t have a mandatory retirement age, term limits for directors or other formal mechanisms of board renewal because the board was only established in 2009. The board gained two new directors in 2012 and two EPCOR-elect directors resigned from the board in 2013, one of whom was subsequently reappointed to the board, for net turnover of one director in 2013. In addition, four directors have chosen not to stand for re-election in 2015, and one new director was appointed to the board effective February 17, 2015 and is standing for election in 2015.

We make decisions on director retirement on a case-by-case basis, and do not believe that age is a good indicator of a person’s effectiveness. The Corporate Governance, Compensation and Nominating Committee and the board assess the board’s effectiveness by reviewing the performance of the board, each committee and individual directors.

Diversity

Capital Power currently has one director who is a woman who represents 12.5% of our director nominees, and one executive officer who is a woman who represents 16.7% of our executive officers.

In November 2014, the board adopted a Board Diversity Policy with the goal of maintaining our competitive advantage by including and making good use of directors who are diverse in terms of their skills, regional and industry experience, background, gender and other qualities. Such differences among directors are to be considered in determining the board’s optimum composition and balanced appropriately. All appointments to the board are made based on merit, in the context of the skills and experience the board as a whole requires to be effective.

Pursuant to the Board Diversity Policy, the CGC&N Committee is required to:

•	Consider the benefits of all aspects of diversity (including, but not limited to, skills, regional and industry experience, background, and gender) when reviewing the composition of the board.
•	Consider candidates for nomination to the board on merit against objective criteria with due regard for the benefits of diversity when identifying such candidates.
•	Ensure that every search for new directors includes diverse candidates.
•	Consider the balance of skills, experience, independence and knowledge of Capital Power on the board, and the diversity of the board, as part of the annual performance review of the board, its committees, and our individual directors.

The CGC&N Committee’s search for new directors is ongoing. Based on its assessment of the skills and experience the board will require over the next few years (see our Skills Matrix on page 18), the CGC&N Committee has created the following list of required skills and experience to guide the search:

•	Audit committee and financial expertise,
•	C-level executive experience,
•	Public board experience,
•	Large capital project management, procurement and operations experience, and
•	North American power generation experience.

The committee also decided that women candidates who exhibit the sought-after skills and experience will be given more weight than men with comparable experience in the final decision making.

Mr. Daniel was selected by the committee as a nominee for the 2015 annual meeting on the basis of being the only candidate identified to date who satisfies all but one of the sought for criteria (experience with the power generation industry).

24 Capital Power Corporation

Currently, the board and CGC&N Committee don’t consider the level of representation of women on the board except when recruiting new directors. Our Board Diversity Policy is a new policy so the board and committee are still considering how the policy may be integrated with other board processes, including board assessment and performance reviews, our annual review of board composition and our skills matrix (more information about our skills matrix can be found on page 18). The board and committee have not yet decided how the effectiveness of the Board Diversity Policy will be specifically measured, however the effectiveness of the policy will be examined in rotation by our internal audit department as part of their rotating audit of all corporate policies approved by the board.

Capital Power does not specifically consider the level of women in executive officer positions when making executive officer appointments, nor does Capital Power have targets with respect to the representation of women on the board and in executive positions. With respect to recruiting directors or executive officers in the future, Capital Power would develop a list of criteria in terms of the desired skills and experience to be sought in the recruitment process and will recruit those candidates who best fulfill the needs, giving extra weight to any women who meet the criteria.

SHAREHOLDER ENGAGEMENT

Maintaining a dialogue with shareholders is important, especially on topics like governance and compensation practices.

Shareholders can attend the annual meeting and pose questions to the board and management. They can also learn more about Capital Power through the following:

•	quarterly earnings conference calls with analysts and institutional investors
•	an annual investor day for analysts and institutional investors with presentations by our executives
•	executive presentations at institutional and industry conferences
•	quarterly investor road shows in Canada and the United States.

We also receive feedback through:

•	analyst and institutional shareholder participation in perception studies that are administered by a third party
•	our advisory vote on our approach to executive compensation
•	a dedicated address for email inquiries and a toll-free investor phone line
•	a confidential ethics hotline and website for shareholders and the public to report a concern.

In addition, between October 2014 and February 2015, Donald Lowry, our chair, and Albrecht Bellstedt, the chair of the non-EPCOR elect directors, met with a number of Capital Power’s largest institutional shareholders to hear their feedback regarding our governance practices.

SHAREHOLDER PROPOSALS

If you want to submit a shareholder proposal for us to consider including in the circular and proxy form for our 2016 annual meeting of shareholders, we must receive it by December 5, 2015, as required under the Canada Business Corporations Act, the corporate statute that governs Capital Power. We expect our 2016 annual meeting of shareholders to be held on or about April 29, 2016. Send your proposal to the Corporate Secretary, Capital Power Corporation, 12th Floor, 10423 – 101 Street, Edmonton, Alberta, Canada T5H 0E9.

Board committees

The board has three standing committees:

•	Audit
•	Corporate Governance, Compensation and Nominating
•	Health, Safety and Environment.

The board can also establish ad hoc committees whenever appropriate.

The Corporate Governance, Compensation and Nominating Committee reviews the composition of each committee after each annual meeting. It looks at director independence, director qualifications and individual skills and experience when it constitutes each committee, ensuring that each one has the necessary expertise to provide effective oversight and carry out its responsibilities. Each committee has its own terms of reference, which it reviews and approves every year. These are posted on our website (www.capitalpower.com). You can find more information about each director in the director profiles beginning on page 11.

AUDIT COMMITTEE

You can find information about this committee in our 2014 AIF and the terms of reference for the committee in Appendix A to our 2014 AIF which is posted on our website (www.capitalpower.com) and on SEDAR (www.sedar.com).

2015 Management proxy circular 25

Members	Philip Lachambre (chair)
Doyle Beneby, William Bennett, Allister McPherson, Peggy Mulligan
Donald Lowry (ex-officio, non-voting member)
Independent	100%
Qualifications	All members are financially literate as defined by Canadian securities laws and regulations:
	•	William Bennett has an undergraduate degree in economics and an MBA, CFO experience, has served as the chair of the audit committee for an investment firm, and chairs the audit committee and serves on the risk committee of a major Canadian bank.
	•	Doyle Beneby has CEO and other senior executive experience and also has an MBA.
	•	Philip Lachambre is a former CFO, has other senior executive experience and has served as the chair of the audit committee for a public issuer and private company.
	•	Allister McPherson is a former Deputy Provincial Treasurer for the Province of Alberta, a member of the audit committee of EPCOR, and has served as chair of the audit committee of another public company.
	•	Peggy Mulligan is a former CFO of two public companies, has a bachelor of mathematics degree and is a chartered accountant and a Fellow of the Institute of Chartered Accountants of Ontario.
All have been members since our inception, except for Doyle Beneby and Peggy Mulligan who joined the committee in May 2012. Philip Lachambre was appointed chair of the committee on February 20, 2015. William Bennett stepped down as chair of the committee on February 20, 2015, and is a member of the committee.
Key responsibilities

The committee provides assistance to the board in fulfilling its oversight responsibility to shareholders of Capital Power, the investment community and others in relation to the integrity of Capital Power’s financial statements, financial reporting processes, systems of internal accounting and financial controls, the risk identification assessment conducted by Management and the programs established by Management and the board in response to such assessment, the internal audit function and the external auditors’ qualifications, independence, performance and reports to Capital Power. In addition, the committee monitors, evaluates, advises or makes recommendations on matters affecting the financial and operational control policies and practices relating to Capital Power, including the external, internal or special audits thereof.

The committee’s terms of reference are available on our website (www.capitalpower.com).

Key activities and priorities in 2014	•	reviewed our public disclosure documents for the year ended December 31, 2014 (annual report, audited financial statements, MD&A, AIF, management proxy circular, quarterly financial statements and MD&A and press releases regarding our annual and quarterly financial results) and recommended them to the board for approval
	•	monitored the external auditors (approved the audit plan, scope, budget and engagement letters), reviewed the interim and year-end audit reports, and recommended them to the board for approval
	•	conducted an annual assessment of the external auditors
	•	monitored the internal auditors (approved the audit plan and reviewed the quarterly and annual audit status reports and quarterly commodity risk reports)
	•	monitored risk management and internal controls (reviewed interim and annual certification of filings under CSox, procedures for accounting and auditing complaints, quarterly litigation and ethics reports, management compliance certificates, fraud risk assessment, tax compliance reports and corporate insurance program)
	•	reviewed our short form base shelf prospectus filed in 2014 and recommended it to the board for approval
	•	reviewed our IT security and industrial controls security
	•	approved early disclosure of third quarter financial results

Pre-approval policies and procedures

The committee must pre-approve any non-audit services to be provided by the external auditors. If because of time constraints the committee is unable to give pre-approval, the committee chair has authority to pre-approve additional services up to $100,000 per service and a maximum of $250,000 per year, as long as he reports them at the next committee meeting for ratification.

In 2014, the committee chair did not pre-approve non-audit related services. In 2014, the committee pre-approved non-audit related services in an amount not to exceed $25,000 with respect to training and education for our employees pursuing their CPA designation.

The committee met 5 times in 2014, and met without management present at every regularly scheduled meeting (for a total of 4 such meetings). The committee also meets with the external auditor and with the internal auditor without management present at every regularly scheduled meeting.

26 Capital Power Corporation

CORPORATE GOVERNANCE, COMPENSATION AND NOMINATING COMMITTEE

Members	Albrecht Bellstedt (chair)
Richard Cruickshank, Peggy Mulligan, Hugh Bolton
Donald Lowry (ex-officio, non-voting member)
Independent	80% (Richard Cruickshank, who is not standing for re-election, is not independent but is and has been a valuable member of the committee given his extensive experience in structuring executive compensation, retirement and security-based compensation plans.)
Qualifications	All members have expertise in human resources management and, with the exception of Hugh Bolton, were involved in developing our current compensation policies and programs:
	•	Albrecht Bellstedt serves on a number of corporate boards, was a lawyer, was a senior executive and general counsel for a major Canadian energy infrastructure company, and was legal advisor to various public company boards from 1974 to 2007.
	•	Richard Cruickshank has practised law for 38 years and has extensive experience structuring compensation plans and advising pension plan trustees on governance and compliance matters.
	•	Peggy Mulligan has senior executive experience and serves on the governance committee, and chairs the compensation and human resources committee, of a major Crown corporation.
	•	Hugh Bolton is the non-executive chair of EPCOR’s board of directors, is a chartered accountant, has a degree in economics, and serves or has served on numerous boards and numerous board committees with responsibility for governance, compensation and human resources.
All have been members of the committee since our inception, except for Peggy Mulligan who joined the committee in May 2012 and Hugh Bolton who joined the committee in July 2014. Brian Bentz served on the committee from November 20, 2013 until July 25, 2014.
Key responsibilities	The purpose of the committee is to:
	•	review and recommend to the board the establishment and maintenance of appropriate structures, processes and policies required within Capital Power to address governance issues and maintain compliance with recognized corporate governance guidelines
	•	make recommendations regarding the board’s effectiveness and to identify and recommend individuals to the board for nomination as board members, other than directors nominated by EPCOR
	•	review and determine matters affecting personnel and compensation and key compensation and human resources policies for Capital Power, so that such policies provide total compensation which is competitive in the market
The committee’s terms of reference are available on our website (www.capitalpower.com).
Key activities and	Board composition, development and compensation
priorities in 2014	•	reviewed the director skills matrix and committee structure and membership
	•	reviewed and recommended our board diversity policy
Corporate governance
	•	reviewed and recommended for board approval our governance and compensation disclosure and the overall circular
	•	reviewed our compensation policies and practices, including management’s key messages for compensation disclosure and risk management
	•	reviewed terms of reference of the of the board, all committees, the Chair, the non-EPCOR elect chair, individual directors and CEO
	•	assessed director, board and committee performance
	•	reviewed our director skills matrix and undertook a search for new director candidates in response to planned retirements from the board
	•	reviewed our corporate governance practices and our disclosure of those practices
Compensation and benefits
	•	reviewed and recommended for board approval the CEO’s 2015 annual objectives and base salary and short and long-term incentive awards for executives
	•	reviewed and approved management’s recommendations for collective bargaining mandates, short-term incentive plan awards and performance share unit awards to non-executives, and our 2015 performance measures for the short-term incentive plan (including the addition of a corporate strategic objective for 2015)
	•	reviewed the governance of our pension and other benefit plans and the executive compensation program
	•	reviewed and recommended for board approval certain administrative changes to the omnibus long-term incentive plan regarding, in particular, the definition of “Change of Control” and provisions for vesting of options and share units in various Change of Control or termination of employment scenarios, in order to update the plan and reflect current practices
	•	reviewed and approved certain amendments to our executive employment agreements regarding, in particular, updating certain definitions to reflect current market practices, including annual company benefits and pension contributions in severance provisions, and excluding benefits allowances from severance provisions

2015 Management proxy circular 27

•	reaffirmed the recommendation made by the Health, Safety and Environment Committee which reviewed our health, safety and environment objectives and performance indicators, and other key performance metrics related to our short-term incentive plan, long-term business plan and operations
•	reviewed and recommended certain changes to our director compensation
The committee also reviewed the governance and compensation disclosure in the AIF and this circular and recommended it to the board for approval.

The committee met 6 times in 2014, and met without management present at 4 of those meetings.

Independent compensation consultant

The committee has an independent compensation consultant policy that sets out guidelines for the relationship between the committee, management and the independent consultant. The policy is available on our website (wwww.capitalpower.com).

The committee hired Hugessen Consulting Inc. as its independent compensation consultant in 2010. See page 42 for details about their services and fees.

The committee has retained an independent consultant for executive compensation matters because it recognizes the importance of receiving third party advice. This helps ensure that the committee’s decisions and recommendations are appropriate for Capital Power and are consistent with market practices.

The consultant is responsible to the committee and must keep all matters confidential. It must also advise the committee chair of any potential conflicts of interest. The committee’s consultant has never undertaken any work for management.

Towers Watson continues to act as management’s consultant and will continue to provide management with consulting advice and administrative support on compensation, pensions and benefit matters.

28 Capital Power Corporation

HEALTH, SAFETY AND ENVIRONMENT COMMITTEE

Members	Doyle Beneby (chair)
Albrecht Bellstedt, William Bennett, Philip Lachambre
Donald Lowry (ex-officio, non-voting member)
Independent	100%
Qualifications	All members are knowledgeable about our health, safety and environment programs and policies. They are also skilled or experts in sustainable business practices, including health, safety, environment and social responsibility, and have other expertise relevant to the committee mandate.
	•	Doyle Beneby has extensive senior executive operational experience with a utility and several energy companies in the U.S.
	•	Albrecht Bellstedt was a lawyer and has experience as a senior executive in the power and energy infrastructure business and serves on a number of other boards.
	•	William Bennett has extensive board experience and has CFO experience.
	•	Philip Lachambre has experience in environment, health, safety and regulatory areas and has held senior executive positions with companies in the energy, mining and construction sectors.
Brian Bentz served as chair of the committee until his resignation effective September 14, 2014. Doyle Beneby was appointed chair of the committee on October 24, 2014, and served on the committee prior to his appointment as chair.
Key responsibilities	The committee:
	•	oversees matters relating to the impact of our operations on the environment and on the workplace health and safety of employees and contractors, including:
• reviewing our strategies, goals and policies for the three areas and revising them as appropriate
• conducting due diligence
• monitoring our performance in these areas
The committee’s terms of reference are available on our website (www.capitalpower.com)
Key activities and	•	reviewed the following:
priorities in 2014		• our overall performance in health, safety and the environment, including training, compliance and trends
• risk management and audit activities related to this area
• our annual disclosure on the environment, health and safety, which was recommended to the board for approval
	•	monitored and reported to the board on current, pending or threatened material legal or regulatory actions by or against Capital Power
	•	monitored changes and proposed changes to environmental laws and regulations
	•	monitored our progress with implementing a world class safety program
	•	reviewed our 2014 corporate responsibility report, which complies with the guidelines set out by the Global Reporting Initiative (GRI), the international standard for sustainable development reporting. A copy is posted on our website (www.capitalpower.com)
	•	reviewed our health, safety and environment objectives and performance indicators and other key performance metrics related to our short-term incentive plan, long-term business plan and operations, and recommended the same to the board and Corporate Governance, Compensation and Nominating Committee, as applicable.

The committee met 3 times in 2014, and met without management present at every meeting.

2015 Management proxy circular 29

3. Compensation

Director compensation

Compensation discussion and analysis

APPROACH TO COMPENSATION

Our director compensation is designed to attract and retain the most qualified people to serve on our board. It recognizes the size and complexity of the power industry, director compensation paid by a comparator group of companies, and the importance of share ownership to align the interests of directors and shareholders.

Brian Vaasjo does not receive any director compensation because he is an employee of Capital Power and is compensated in his role as President and Chief Executive Officer (CEO).

Share ownership

The board believes in aligning the interests of directors and shareholders, and the Corporate Governance, Compensation and Nominating Committee instituted share ownership guidelines in 2009, requiring directors to hold at least three times the total value of their annual cash and equity retainer. They must meet the requirement within five years of the date they were appointed or elected to the board.

As of March 4, 2015, 4 of the nominated directors meet the requirement (see page 35).

See the director profiles beginning on page 11 for the details of their individual holdings.

DECISION-MAKING PROCESS

We set the director fee schedule in 2009 as part of the plans for our initial public offering. Changes were made to the director fee schedule effective in April 2014 and January 2015. See the notes below our 2014 director fee table on page 31.

Benchmarking

Director compensation is benchmarked against a comparator group of companies that are similar in size and complexity.

With respect to compensation paid from 2009 to 2013, the comparator group was made up of companies that are publicly traded, primarily based in Alberta, classified as energy or utility companies, and earn revenue of between $1 billion and $10 billion.

In early 2014, Capital Power undertook a review of its director compensation, including a review of the director compensation comparator group. Effective April 25, 2014, the director compensation comparator group was changed to be the same as the comparator group used for the purpose of benchmarking executive compensation, which is described on page 38. The director compensation group approved effective April 25, 2014 will be used for director compensation benchmarking in 2015.

30 Capital Power Corporation

ELEMENTS OF COMPENSATION

Director compensation includes annual retainers, attendance fees and a modest travel allowance if a director cannot travel to and from a board or committee meeting within the same day. The annual equity retainer is paid in deferred share units (DSUs) to promote share ownership and align the interests of directors and shareholders.

The table below shows our director fee schedule for 2014.

Component	Amount
Chair retainer
Annual chair retainer	$150,000/year
Annual chair equity retainer (paid in DSUs)	$135,000/year
Annual non-EPCOR elect chair retainer	$45,000/year
Annual non-EPCOR elect chair equity retainer (paid in DSUs)	$100,000/year
Director retainer
Annual retainer	$35,000/year
Annual equity retainer (paid in DSUs)	$80,000/year
Committee retainer
Audit Committee chair annual retainer	$16,000/year
Corporate Governance, Compensation and Nominating Committee chair annual retainer	$16,000/year
Annual retainers for other committee chairs	$10,000/year
Attendance fees (in person or via teleconference)
Board meetings	$1,500/meeting
Committee meetings	$1,500/meeting
Travel fees
Travel allowance	$500/round trip

Notes

Committee retainer

Prior to April 26, 2014, committee retainers were:

•	Audit Committee chair annual retainer – $10,000/year
•	Corporate Governance, Compensation and Nominating Committee chair annual retainer – $7,500/year
•	Annual retainer for other committee chairs – $5,000/year

Attendance fees

Effective April 26, 2014, the Chair of the board no longer receives attendance fees for participating in committee meetings.

Travel fees

Directors are entitled to be reimbursed for all reasonable travel expenses directly and necessarily incurred in connection with service on the board. When a director’s travel serves multiple purposes, including non-Capital Power ones, Capital Power will contribute an amount that is no greater than that which would have been reasonably required to travel directly to and from the Capital Power business.

U.S. resident directors

Commencing January 26, 2015, US resident directors are paid the amounts listed above in US dollars (for example, US resident directors receive an annual retainer of US $35,000 per year and an annual equity retainer of US $80,000 per year). This change was made to reflect the disadvantage experienced by US resident directors on account of the weaker Canadian dollar.

DSU plan

In addition to the annual equity retainer, directors can elect to receive all or a portion of the annual cash retainer, committee retainer and/or committee chair retainer in DSUs.

Retainers are paid quarterly. DSUs are credited to directors as notional units which have the same downside risk and upside opportunity as common shares but do not have a dilutive effect. We calculate the number of DSUs to be granted by dividing the amount of the retainer by the average closing price of our common shares on the TSX for the five trading days immediately preceding the grant date. Using a five-day average is common practice among Canadian public companies and may be a better indication of share price at the time than using the share price from a single day.

DSUs vest immediately and cannot be redeemed until a director voluntarily resigns or retires from the board, is not re-elected or dies. DSUs earn dividend equivalents as additional whole or partial notional units at the same rate as dividends paid on our common shares.

DSUs are redeemed for cash. The plan was amended in 2014 to provide that cash payments for redeemed DSUs shall be calculated using the average closing price of our common shares on the TSX for the five trading days immediately before the date that is six months after a director voluntarily resigns or retires from the board, is not re-elected or dies. We can amend the plan at any time as long as a change does not adversely affect the rights of directors to receive DSUs or any previously granted without their consent, unless the change is required by law.

2015 Management proxy circular 31

2014 details

DIRECTOR COMPENSATION TABLE

The table below shows the type of compensation directors earned in 2014.

It does not include Brian Vaasjo as he does not receive director compensation because he is an employee of Capital Power and is compensated in his role as President and CEO.

Doyle Beneby and William Bennett received their compensation in US dollars.

			Option-	Non-equity
		Share-based	based	incentive plan	Pension	All other	Total
	Fees earned	awards	awards	compensation	value	compensation	compensation
Name	($)	($)	($)	($)	($)	($)	($)
Albrecht Bellstedt	206,167	100,000	–	–	–	2,000	308,167
Doyle Beneby	73,500	80,000	–	–	–	3,000	156,500
William Bennett	85,000	80,000	–	–	–	2,000	167,000
Brian Bentz	48,583	60,000	–	–	–	500	109,583
Hugh Bolton	63,500	80,000	–	–	–	3,000	146,500
Richard Cruickshank	122,000	80,000	–	–	–	500	202,500
Philip Lachambre	126,500	80,000	–	–	–	1,000	207,500
Donald Lowry	234,000	135,000	–	–	–	1,000	370,000
Allister McPherson	68,000	80,000	–	–	–	–	148,000
Peggy Mulligan	74,000	80,000	–	–	–	2,500	156,500

Notes

Compensation was pro-rated for some directors:

•	Brian Bentz voluntarily resigned from the board effective September 14, 2014. His annual committee chair compensation was pro-rated to the end of the third quarter and in respect of changes to annual committee chair compensation effective April 26, 2014. His annual director retainer was also pro-rated to the end of the third quarter.
•	Doyle Beneby was appointed chair of the Health, Safety and Environment Committee on October 24, 2014, and his annual compensation as committee chair was pro-rated in respect of one fiscal quarter of service as committee chair.
•	The annual committee chair compensation of Albrecht Bellstedt and William Bennett was pro-rated in respect of changes to annual committee chair compensation effective April 26, 2014.

Philip Lachambre was appointed chair of the Audit Committee on February 20, 2015. Therefore, his fees earned in 2014 do not reflect any Audit Committee chair annual retainer.

Donald Lowry only received committee meeting attendance fees until April 26, 2014.

Fees earned

See the table on the next page for a breakdown of the total fees earned.

Share-based awards

Represents the annual equity retainer paid in DSUs. The number of DSUs granted is determined by dividing the amount of the retainer paid in DSUs by the simple average closing price for our common shares on the TSX for each of the five trading days immediately preceding the grant date.

All other compensation

Represents the travel allowance paid to directors.

32 Capital Power Corporation

BREAKDOWN OF FEES EARNED

The table below shows the breakdown of fees earned by directors in 2014. Four directors served as committee chairs and received a retainer for that role:

•	Albrecht Bellstedt (Corporate Governance, Compensation and Nominating Committee as well as Chair of the non-EPCOR elect directors)
•	William Bennett (Audit Committee)
•	Brian Bentz (Health, Safety and Environment Committee)
•	Doyle Beneby (Health, Safety and Environment Committee).

Doyle Beneby and William Bennett received their compensation in US dollars.

Directors can elect to receive all or a portion of the annual cash retainer, committee retainer and/or committee chair retainer in DSUs. Attendance fees are only paid in cash.

		Annual	Annual		% of	Attendance fee ($)
		director	committee chair	% of annual	annual retainer
	Total	retainer	retainer	retainer earned	earned paid in	Board	Committee
Name	fees earned ($)	($)	($)	paid in cash	DSUs	meetings	meetings
Albrecht Bellstedt	206,167	45,000	13,167	100%	0%	25,500	12,000
Doyle Beneby	73,500	35,000	2,500	100%	0%	24,000	12,000
William Bennett	85,000	35,000	14,000	100%	0%	25,500	10,500
Brian Bentz	48,583	26,250	5,833	100%	0%	13,500	3,000
Hugh Bolton	63,500	35,000	–	0%	100%	25,500	3,000
Richard Cruickshank	122,000	35,000	–	0%	100%	25,500	7,500
Philip Lachambre	126,500	35,000	–	100%	0%	25,500	12,000
Donald Lowry	234,000	150,000	–	100%	0%	25,500	3,000
Allister McPherson	68,000	35,000	–	100%	0%	25,500	7,500
Peggy Mulligan	74,000	35,000	–	100%	0%	22,500	15,000

Notes

Compensation was pro-rated for some directors:

•	Brian Bentz voluntarily resigned from the board effective September 14, 2014. His annual committee chair compensation was pro-rated to the end of the third quarter and in respect of changes to annual committee chair compensation effective April 26, 2014. His annual director retainer was also pro-rated to the end of the third quarter.
•	Doyle Beneby was appointed chair of the Health, Safety and Environment Committee on October 24, 2014, and his annual compensation as committee chair was pro-rated in respect of one fiscal quarter of service as committee chair.
•	The annual committee chair compensation of Albrecht Bellstedt and William Bennett was pro-rated in respect of changes to annual committee chair compensation effective April 26, 2014.
•	Philip Lachambre was appointed chair of the Audit Committee on February 20, 2015. Therefore, his fees earned in 2014 do not reflect any Audit Committee chair annual retainer.

Donald Lowry did not receive committee meeting attendance fees from and after April 26, 2014.

2015 Management proxy circular 33

SHARE OWNERSHIP

The table below is based on $25.01, the closing price of our common shares on the TSX on March 4, 2015, and includes reinvested dividends.

Equity ownership of directors

As at March 4, 2015

	Total common		As a % of ownership
	shares and DSUs	Value	requirement	Meets ownership	Deadline to meet
Name	(#)	($)	(%)	requirement	ownership requirement
Albrecht Bellstedt	31,644	791,412	167	yes	July 9, 2014
Doyle Beneby	9,839	246,063	70	in progress	April 27, 2017
William Bennett	26,312	658,068	170	yes	July 9, 2014
Hugh Bolton	32,444	811,428	235	yes	July 9, 2014
Richard Cruickshank	32,444	811,428	235	yes	July 9, 2014
Patrick Daniel	5,200	130,052	38	in progress	February 17, 2020
Philip Lachambre	32,680	817,330	237	yes	July 9, 2014
Donald Lowry	10,872	271,914	32	in progress	October 1, 2018
Allister McPherson	28,374	709,638	206	yes	June 25, 2014
Peggy Mulligan	21,639	541,181	157	yes	April 27, 2017

Notes

•	Common shares purchased directly in the market by the directors are valued at the greater of book value or fair market value to determine if directors meet the ownership requirements at the deadline.

Share-based awards

The following table sets out information regarding DSUs outstanding as at December 31, 2014.

			Share-based awards (DSUs)
				Market value or payout
	Number of shares or	Market or payout value of	Number of shares or	value of vested share-
	units of shares that	share-based awards that	units of shares that based awards not paid
	have not vested	have not vested	have vested	out or distributed
Name	(#)	($)	(#)	($)
Albrecht Bellstedt	0	0	23,030	598,780
Doyle Beneby	0	0	8,918	231,868
William Bennett	0	0	25,181	654,706
Brian Bentz	0	0	20,800	540,800
Hugh Bolton	0	0	29,900	777,400
Richard Cruickshank	0	0	29,900	777,400
Philip Lachambre	0	0	20,885	543,010
Donald Lowry	0	0	5,444	141,544
Allister McPherson	0	0	20,800	540,800
Peggy Mulligan	0	0	8,918	231,868

Notes

•	Directors do not receive stock options.
•	DSUs vest in full when credited to directors.
•	Number of shares or units of shares that have vested includes reinvested dividends
•	Market value or payout value of vested share-based awards not paid out or distributed is based on $26.00, the closing price of our common shares on the TSX on December 31, 2014.

34 Capital Power Corporation

Executive compensation

Letter to shareholders

Where to find it

Program changes for 2015	37
Compensation discussion and analysis	38
• Approach to compensation	38
• Decision-making process	40
• Elements of compensation	42
• Assessing performance	49
• Risk management	49
• Compensation decisions for 2014	50
• Share performance	53
2014 details	55

Dear shareholder,

The board is holding its fourth ‘say on pay’ advisory vote on executive compensation to ensure Capital Power’s approach is appropriate and fair. While we received over 97% approval from shareholders last year, we believe it’s important to continue to receive direct feedback from shareholders on this important matter.

Executive compensation at Capital Power is designed to be competitive, linked to performance and aligned with effective risk management. The Corporate Governance, Compensation and Nominating Committee sets the strategy for executive compensation, focusing on short, medium and long-term performance goals so Capital Power achieves its business priorities and enhances value for shareholders. A target compensation mix is set for each executive. The mix is based on the executive’s position, the executive’s relative ability to influence our business results, and competitive practices. Incentive awards are at risk because they are not guaranteed. These incentive awards also account for the largest portion of the mix. The President and CEO has 71% of pay at risk which is divided between 22% of pay delivered in annual incentives which are aligned with operational and financial performance objectives and 49% in long-term incentives (options and performance share units) which are aligned with sustained shareholder value creation. The other named executive officers have between 55% to 64% of pay at risk with 18% to 23% of pay delivered in annual incentives and 34% to 44% of pay delivered in long-term incentives. Executives must also meet share ownership requirements so they have a vested interest in the company and their interests are aligned with those of our shareholders.

Priorities in 2014

As a committee, we devoted a significant portion of our 2014 work plan to governance matters, monitoring developments in compensation and best practices and seeking advice from our independent consultant to ensure the committee’s priorities were sound and decisions were appropriate and support the future growth of the company. These include:

•	Reviewing the design of Capital Power’s pension and savings plans to ensure that they remain aligned with our compensation philosophy and business objectives. No material changes are being considered at this time.
•	Conducting a comprehensive review of the market competitiveness of Capital Power’s executive share ownership provisions.
•	Updating the terms of the long-term incentive plan to align with market practice and clarify oversight.
•	Reviewing CEO and executive team succession management plans.
•	Reviewing the results of a comprehensive, broad based competitive review for non-executive positions.

As a committee, we fully recognize that our decisions and actions must reflect integrity and accountability — core values at Capital Power — and support the efforts of the executive team to help Capital Power achieve its vision to be recognized as one of North America’s most respected, reliable and competitive independent power generators.

2014 performance (see page 49)

Corporate funds from operations (FFO) finished below targeted expectations, primarily due to an extended planned outage, unplanned outages and other plant de-rates. Capital Power’s owned plants achieved strong availability throughout the year; however, due to lower plant availability at the acquired Sundance PPA units, other plant derates and lower Alberta wind generation, overall electricity generation production was below expectations.

Capital Power implemented a new Health, Safety and Environment (HSE) Index in 2014. The Index is comprised of a set of weighted performance metrics that measure performance against a predetermined target. HSE performance through 2014 has exceeded expectations, was well ahead of target, and places Capital Power in the top quartile of industry peers. This outstanding achievement is a result of better than target injury and incident rates supported by Management’s continued focus and commitment and the organization’s strong culture of safety and environmental responsibility.

Compensation highlights

The named executive officers will not receive a base salary adjustment in 2015 as their base salaries are currently competitively positioned.

Company performance is reflected in the 2014 Short Term Incentive Plan (STIP) payments for the named executive officers. Overall, the total performance result for executives was below target, resulting in a payout factor of 95% of target at a fully successful level.

2015 Management proxy circular 35

PSUs granted to executives in 2012 vested on January 1, 2015. Our total shareholder return (TSR) was 28.6% over the three-year performance period, which was between the 25th and 50th percentile of the TSR of our peers. Since performance against TSR over the performance period fell between ranges, the payout multiplier was interpolated on a straight-line basis, which resulted in a final payout multiplier of 77% and our executives realizing 114% of the original grant value of their PSUs granted in 2012, on the strength of share price appreciation.

Committee oversight and discretion (see page 44)

As a committee, we have the discretion to adjust payout levels for both the short and long term incentive (LTI) plans and for individuals to take into account any unusual factors or extenuating circumstances that are beyond the executive’s control and result in an incentive award that inappropriately overpays or underpays, or creates an unintentional result. This discretion also applies to the “circuit-breaker” for executive compensation approved in 2013, whereby zero incentive awards will be paid when a threshold level of FFO is not achieved.

Since Capital Power’s inception in 2009, the committee has not adjusted any payouts under any of our short-term incentive plans.

Mitigating risk (see page 49)

We consider compensation risk in every compensation decision or recommendation we make to ensure our decisions and actions as a committee are consistent with Capital Power’s policies and practices and appropriate based on market conditions and peer practices.

The anti-hedging policy and incentive claw back policy also ensure that executives and other employees conduct themselves appropriately.

Looking ahead

This committee is experienced, knowledgeable and committed, and we are working hard to do what is right for Capital Power and its shareholders to support its future growth and benefit all stakeholders. We look forward to engaging in more dialogue with shareholders over the coming year.

You can contact the committee or the board through the Corporate Secretary, Capital Power Corporation,12th floor, 10423 – 101 Street, Edmonton, Alberta T5H 0E9.

Sincerely,

Albrecht Bellstedt

Chair, Corporate Governance, Compensation and Nominating Committee

Richard Cruickshank	Peggy Mulligan	Hugh Bolton

36 Capital Power Corporation

Compensation discussion and analysis

This compensation discussion and analysis (CD&A) discusses executive compensation for 2014 for our five most highly compensated executives (our named executives):

•	Brian Vaasjo, President and CEO
•	Stuart Lee, Senior Vice President, Finance and CFO
•	Brian DeNeve, Senior Vice President, Corporate Development and Commercial Services
•	B. Kathryn Chisholm, Q.C., Senior Vice President, Legal and External Relations
•	Darcy Trufyn, Senior Vice President, Operations, Engineering and Construction

In this CD&A, all references to committee mean the board’s Corporate Governance, Compensation and Nominating Committee, which has reviewed and approved the contents of this section.

APPROACH TO COMPENSATION

Philosophy and objectives

Our executive compensation is designed to pay for performance. We use direct and indirect compensation to create a total compensation package that is competitive with the Canadian energy and utility industry and companies that are similar to us in size and scope.

Our program aims to achieve three key objectives:

•	Attract and retain high performing employees
•	Link compensation with our business strategy and objectives
•	Align total compensation with the interests of shareholders

The committee sets our strategy for executive compensation. It focuses on short, medium and long-term performance goals and the need for executives to have an ownership stake in Capital Power so we achieve our business priorities and enhance our value for shareholders.

Benchmarking

We benchmark our executive compensation against a comparator group of companies that we compete with for executive talent. To develop this group we used a set of criteria which includes comparably-sized companies (e.g., with revenues from $250 million to $5 billion, or approximately 0.25x to 4.0x our revenue) from the following industries:

•	Utility and related companies from across Canada (16 of 27)
•	Publicly-traded energy services and exploration and production companies from Alberta (6 of 27)
•	General industry companies with headquarters in Edmonton (5 of 27)

The list of peer companies is as follows:

Utilities in Canada	Energy Services & E&P Companies in Alberta	General Industry Companies in Edmonton
Algonquin Power & Utilities Corp.	Bonavista Energy Corporation	ATB Financial Inc.
AltaGas Ltd.	Enerplus Corporation	AutoCanada Inc.
ATCO Ltd.	Ensign Energy Services Inc.	Canada Western Bank
Emera Inc.	Lightstream Resources Ltd.	EPCOR Utilities Inc.
ENMAX Corp.	Pengrowth Energy Corporation	Stantec Inc.
Fortis Inc.	Precision Drilling Corporation
Gibson Energy Inc.
Inter Pipeline Fund
Just Energy Group Inc.
Keyera Corp.
Northland Power Inc.
Parkland Fuel Corporation
Pembina Pipeline Corporation
Superior Plus Corp
TransAlta Corporation
Veresen Inc.

2015 Management proxy circular 37

The group of 27 companies is well balanced from various perspectives, including size, industry and region. As summarized in the table below, we are positioned around the median of the peer group in terms of revenue, enterprise value and assets.

			($ millions)
Market	Total revenue [1]	Total enterprise value [2]	Total assets [1]
25th Percentile	$1,318	$2,463	$3,040
50th Percentile	$2,030	$4,231	$4,566
75th Percentile	$3,364	$9,403	$8,877
Capital Power
Corporation	$1,393	$4,637	$5,219
	38p	55p	58p

Notes

[1]	Revenue and total assets as of December 31, 2013, except for ATB Financial which is as of March 31, 2014.
[2]	Total enterprise value as of December 31, 2014.

The committee and external consultants review the comparator group every year to make sure the composition is relevant. For 2015 the executive compensation comparator group remains unchanged.

We obtain market data from publicly available proxy circulars and third party compensation surveys to compare executive base salaries and short and long-term incentive awards for positions that are similar in scope and responsibility.

Each compensation element, and overall total direct compensation, is targeted at the median of the comparator group. The resulting total direct compensation (base salary and short and long-term incentives) will produce above median compensation in the event of superior corporate and individual performance or below median compensation in the event of expectations not being met.

Share ownership guidelines

We require executives to own shares in Capital Power to align their interests with those of our shareholders. Minimum requirements increase by level of executive, and they must meet the requirements within five years of being appointed to the position:

Level of executive	As a multiple of base salary
President and CEO	3 x
Senior Vice President, Finance and CFO	2 x
All other executives	1 x

These levels were reviewed in 2014 and continue to be aligned with market practice among our peers.

Share ownership for each executive is based on the sum of the number of common shares held and unvested performance share units (PSUs). Only unvested PSUs that will vest are included in the calculations because executives can use the proceeds from their PSU payout to buy common shares to meet their share ownership requirements.

For the 2012 or 2013 unvested PSUs, it includes the minimum payout value of 50% of target. For the 2014 unvested PSUs, it includes the portion of the award that has been earned in each year. Option grants do not count towards an executive’s minimum ownership requirement.

The following table shows the common shares and PSUs each named executive held at December 31, 2014. Total unvested PSUs includes dividend equivalents and is based on $26.00, the closing price of our common shares on the TSX on December 31, 2014. The value of common shares reflects the higher of cost of acquisition or market price. The estimated value of the unvested PSUs represents the payout value described above on an after tax basis (using a marginal tax rate of 39%).

38 Capital Power Corporation

				Total common
				shares and
				unvested PSUs
				held as a
				percentage of
	Total common	Total unvested		ownership	Meets	Deadline
	shares	PSUs	Value	requirement	ownership	to meet the
Name	(#)	(#)	($)	(%)	requirement	requirement
Brian Vaasjo	66,833	84,666	2,365,300	109	yes	July 1, 2014
Stuart Lee	29,813	31,005	1,004,608	130	yes	July 1, 2014
Bryan DeNeve	14,573	15,052	471,304	143	yes	January 4, 2016
Kathryn Chisholm	13,476	16,696	434,683	136	yes	July 1, 2014
Darcy Trufyn	13,997	16,272	483,871	142	yes	October 13, 2014

We have an anti-hedging policy that prohibits insiders from engaging in any transaction in which they could benefit, directly or indirectly, if the value of any Capital Power security falls. In addition, any employee or director that has a minimum share ownership requirement is prohibited from encumbering those interests.

We do not require our executives to maintain their share ownership after they retire from Capital Power.

We have a deferred share unit (DSU) plan that allows executives to voluntarily defer all or a portion of their annual short-term incentive award into DSUs. The DSU plan helps to facilitate share ownership by providing executives a way to acquire share units on a pre-tax basis. The voluntary DSU deferral program is capped at the level required by executives to comply with their guidelines. Similarly to the DSUs for the directors, executives cannot access the value of their DSUs until they leave the Company. As of December 31, 2014, no named executive officers hold DSUs.

DECISION–MAKING PROCESS

All executive compensation decisions are based on a formal process that involves human resources management, the committee and the board. Management’s external consultant (Towers Watson) and the committee’s independent compensation consultant (Hugessen Consulting) also provide input.

Analysis

Compensation planning is integrated with the annual business planning and budgeting process. Financial and operational targets are set based on the overall strategic plan and business priorities for the year.

2015 Management proxy circular 39

Human resources management researches the market with input from Towers Watson that includes data from proxy circulars filed with Canadian securities commissions, and peer group analysis.

Management assesses the information and makes recommendations to the committee.

Recommendation

The committee reviews the compensation strategy and program design to make sure they align with our business needs. It reviews the total compensation of the CEO and other named executives against market data and recommends any changes to compensation levels to the board. The committee approves the annual salary increase budget for non-executives and the design of the STIP.

The committee also reviews the CEO’s performance and his individual performance assessments of the other executives, and recommends the executive STIP awards to the board. It also reviews and approves the total payout of the STIP and the measures for the LTI plan to make sure they reinforce our key priorities.

Independent advice

The committee has retained an independent consultant for executive compensation matters because it recognizes the importance of receiving third party advice from a subject matter expert. This helps ensure that the committee’s decisions and recommendations are made in an objective and arms-length manner in addition to being appropriate for Capital Power and consistent with market practices.

The consultant provides independent advice on:

•	CEO compensation
•	Peer groups for executive and director compensation, as well as performance assessment
•	The performance framework
•	Considerations related to levels of compensation in the competitive market provided by management and its advisor
•	Other compensation and related governance matters included within the committee’s mandate

The consultant is responsible to the committee and must keep all matters confidential. It must also advise the committee chair of any potential conflicts of interest.

In 2011, the board adopted a policy that sets out broad guidelines for the independent consultant relationship. The policy limits the consultant’s exposure to management and requires the committee to pre-approve any work plan undertaken with management, among other things. The committee’s consultant has never undertaken any work for management. Hugessen Consulting has been the committee’s consultant since 2010. The table below shows the fees paid to them for the last two years.

	2014	2013
Executive compensation fees	$83,814	$188,897
All other fees	$0	$0
Total	$83,814	$188,897

Management can retain its own consultant for human resources matters, and has retained Towers Watson since our inception.

Approval

The board reviews the committee’s recommendations and approves all decisions on executive compensation.

40 Capital Power Corporation

ELEMENTS OF COMPENSATION

Total direct compensation includes base salary and short and long-term incentive awards.

A target compensation mix is set for each executive. The mix is based on level and role, the individual’s relative ability to influence our business results and competitive practices. Incentive awards are at risk because they are not guaranteed — they also account for the largest portion of the mix.

Compensation mix

Name	Base salary (%)	Short-term incentive (%)	Long-term incentives (%)	Total (%)
Brian Vaasjo	29	22	49	100
Stuart Lee	36	20	44	100
Bryan DeNeve	43	23	34	100
Kathryn Chisholm	43	22	35	100
Darcy Trufyn	43	23	34	100

The next table describes each element in more detail.

Component	Objective	What it rewards
Base salary	Provide a competitive base level of fixed compensation based on responsibilities, scope and market data	Experience, expertise, knowledge and scope of responsibilities
Short-term incentive	Provide compensation that is based on achieving annual performance targets that support our overall strategic direction	Achievement of annual corporate objectives and individual performance goals
Long-term incentive	Provide equity-based compensation for sustaining mid to long-term performance and aligns the interests of executives and shareholders Used to retain executives longer term	Achievement of mid to long-term performance results and growth in share price

Base salary

Base salaries are targeted at the median of the compensation comparator group, and are based on the responsibilities of each position, individual experience, expertise and knowledge when compared with the market, individual performance and internal equity.

Short-term incentive

The STIP is designed to provide a competitive annual bonus based on corporate and individual performance while reinforcing our focus on strong leadership. The plan focuses on the achievement of corporate results and incents participants to meet or exceed individual business-specific objectives and clearly defined business-related leadership expectations.

Target awards are set for each position as a percentage of base salary, and are targeted at the median of the comparator group for executive positions with similar responsibilities. The table below shows the target incentive for each named executive for 2014.

		As a % of base salary
Name	Minimum (%)	Target (%)	Maximum (%)
Brian Vaasjo	0	75	150
Stuart Lee	0	55	110
Bryan DeNeve	0	55	110
Kathryn Chisholm	0	50	100
Darcy Trufyn	0	55	110

STIP awards are based on performance over the 2014 calendar year and are paid out in March 2015.

2015 Management proxy circular 41

Performance measures and weightings

Performance under the STIP is based on the following measures and weightings for the executive group:

Performance measure	Weighting
Corporate measures		Corporate measures have a threshold, target and stretch value for each metric
Funds from operation (FFO)	60%	There will be no payout for the corporate measures if performance is below threshold.
Health, Safety and Environment (HSE) Index	10%	Performance	Payout (as a % of STIP target value)
		Threshold (minimum)	50%
		Target	100%
		Stretch (maximum)	200%
Individual measure		The individual measure is assessed through the performance management process.
Business objectives	30%	Performance against business objectives is measured and rated against a five-point scale that determines the payout:
		Rating	Payout (as a % of STIP target value)
		Unacceptable	0%
		Stronger performance required	50%
		Fully successful	100%
		Frequently exceeds expectations	150%
		Outstanding	200%

The maximum payout is capped at 200% of target.

The following requirements must be met for an individual to receive the maximum payout:

•	Stretch results for corporate performance
•	Outstanding performance against business objectives

Payout formula

The target incentive opportunity for each position is a percentage of base salary. Performance is assessed against each measure and its weighting. Results against each of the three performance measures are added together to determine the final STIP award:

The example on the next page shows how the final STIP award is determined under the plan based on the following assumptions:

•	Base salary – $300,000
•	Target incentive – 50%

Performance assumptions

•	Funds from operation (FFO) result – Target
•	HSE Index result – Stretch
•	Business objectives result – Frequently exceeds expectations.

42 Capital Power Corporation

The STIP includes a circuit breaker which is set at a level below the threshold value of funds from operations. In the event that funds from operations is below the circuit breaker value, the STIP will not pay out, except for the compensation related to the HSE Index component of the incentive. Notwithstanding this circuit breaker guideline, the committee may still use informed judgment and discretion when determining the level of incentives that may be paid for all components of the short-term incentive when the minimum circuit breaker level is not met, or as the committee deems appropriate in the circumstances.

In December 2014, the committee approved a reduction in the weighting of the FFO measure (from 60% to 50%) to allow for the addition of a Corporate Strategic Objective (weighted at 10%) for the STIP performance measures for the 2015 financial year.

In addition, the committee also reviewed (as approved by the Health, Safety and Environment Committee) a refinement in the measurement of threshold of performance for the lagging indicators of the HSE Index: Total Recordable Injury Frequency (TRIF) and Environment Incidents. Should there be a fatality or permanent disabling injury, then TRIF is said to have not met threshold performance and will not contribute towards the STIP award. Similarly, should there be a major or critical environmental incident, then the Environment Incident measure will be deemed to have not met threshold.

The 2015 STIP awards that will be paid out in March 2016 will reflect the inclusion of a strategic objective and the revised definition of threshold performance for the HSE indicators as described above.

Committee oversight and discretion

The committee has the discretion to adjust payout levels for the overall plan and for individuals to take into account any unusual factors or extenuating circumstances that are beyond the executive’s control and result in an incentive award that inappropriately overpays or underpays, or creates an unintentional result. The committee has not exercised its discretion to date.

Long-term incentive

We grant a long-term incentive (LTI) award to:

•	Align the interests of our executives and shareholders
•	Motivate executives to deliver strong mid and long-term performance
•	Retain executives over the long term

The award typically consists of two components — 50% of the targeted value in performance share units (PSUs) and 50% in stock options.

We can also grant restricted share units (RSUs), stand-alone stock appreciation rights (SARs) and tandem SARs under the LTI plan, but have not done so to date.

Awards are granted annually, generally at the target value based on the grant levels approved by the committee and recommended to the board for approval. The committee stress tests the LTI award using different performance scenarios to test the expected values of the award and assess the competitiveness of total compensation relative to the compensation peer group.

The size of the grant is based on the target award and grant level approved by the committee and the board.

The committee assesses the CEO’s performance and recommends his LTI award to the board for its review and approval. The CEO prepares recommendations for the other plan participants based on their level of responsibility, performance and market competitiveness. He submits these to the committee which then recommends the awards to the board for its review and approval.

The committee and the board do not consider grants from previous years when determining new awards.

Board oversight and discretion

The board has the discretion to amend or discontinue the LTI plan at any time, subject to compliance with the requirements of the TSX.

2015 Management proxy circular 43

Performance share units

Form of award	Notional share-based awards
Who participates	Executives and senior management
Dividends	Dividend equivalents (at the same rate as dividends paid on our common shares)
Vesting	Cliff vest at the end of three years, on January 1
Payout	Cash (or shares issued from treasury at the board’s discretion)
Assignment	Generally cannot be transferred unless it is to the participant’s spouse (as beneficiary), or a personal holding corporation or family trust that the participant controls for the benefit of his or her children or grandchildren (if they are minors) after the participant dies. Outstanding PSUs are for the benefit of and are binding on the beneficiary
Termination

Resignation/termination for cause – all PSUs are forfeited

Termination without cause – vesting of PSUs is pro-rated to the last day worked and based on actual performance to the end of the quarter preceding the date of termination

Retirement/death – vesting of PSUs is pro-rated to the last day worked and based on actual performance to the end of the quarter preceding the date of termination (for retirement) or target performance (for death)

PSUs focus on relative performance, using TSR, defined as growth in share price (including reinvested dividends) to measure our performance against our peers.

Payout formula

The actual payout or realized value is based on our TSR ranking and our share price at the end of the three-year performance period. The award is generally expected to be paid out in cash.

Performance peer group

Our performance peers are companies with similar business characteristics that we compete with for investment capital.

All of the companies in the performance peer group are publicly-traded Canadian companies classified as power producers or utilities with enterprise values greater than $1 billion, with strong dividend yields and low volatility (as measured through a company’s beta, namely the measure of volatility relative to the market as a whole).

44 Capital Power Corporation

The following table provides a listing of the companies used to measure our TSR performance for the 2012, 2013 and 2014 PSU grants:

Company	2012 PSU grant	2013 PSU grant	2014 PSU grant
Algonquin Power & Utilities Corp.	x	x	x
AltaGas Ltd.	x	x	x
Atlantic Power Corporation	x	x	x
Brookfield Renewable Energy Partners L.P.	x	x	x
Canadian Utilities Limited	x	x	x
Capstone Infrastructure Corporation			x
Emera Incorporated	x	x	x
Fortis Inc.	x	x	x
Innergex Renewable Energy Inc.	x	x	x
Northland Power Inc.	x	x	x
TransAlta Corporation	x	x	x
TransCanada Corporation	x	x	x
Veresen Inc.	x	x	x

No changes to the group were made for the 2015 PSU grant.

The difference between the executive compensation comparator group and the performance peer group reflects the different purposes of each of the groups, namely benchmarking executive pay versus benchmarking company performance. The executive compensation comparator group represents the market for executive talent while the performance peer group represents companies that share similar risks and opportunities and are operational and strategic competitors.

Independent consultants and the committee review the peer group every year to identify the external benchmarks that represent the competitors for investor dollars and operating peers with comparable risks and opportunities. Many of the peers do not have the same commodity exposure as us, so we anticipate that performance relative to these companies will be impacted by our position within the commodity cycle. Given the limited number of direct performance peers, we believe that the current group best represents other Canadian companies with similar business and operational strategies.

Payout multiplier

Starting with the 2014 PSUs, relative TSR is measured over an averaging period of three years, based on 60% annual performance (20% per year) and 40% of three-year cumulative performance. Payouts are made at the end of the three-year performance period based on the weighted average of the payout multipliers over the four measurement periods and our share price at the end of the period. The table below shows the TSR rankings and corresponding payout multipliers for the formula:

	Then the payout multiplier for the	Then the payout multiplier for the
If we achieve a TSR ranking of:	2014 PSUs is	2012/2013 PSUs is
75th percentile or higher	200% of target	150% of target
50th percentile (median)	100% of target	100% of target
25th percentile	50% of target	50% of target
Below the 25th percentile	0% of target	50% of target

The payout multiplier is interpolated on a straight-line basis if performance falls between ranges.

Stock options

Stock options promote a focus on increasing our absolute share price over the longer term.

We’ve made six grants of stock options since our inception in 2009, a one-time grant under the 2009 plan and subsequent grants under our current LTI plan.

The one-time grant under the 2009 plan replaced the value of outstanding 2006, 2007, 2008 and 2009 EPCOR phantom options held by EPCOR employees who joined Capital Power in 2009. The exercise price was at least the same as the IPO price when the options were granted on July 8, 2009. No additional grants will be made under this plan.

The exercise price for stock options granted under the current LTI plan is the closing price of our common shares on the TSX on the day immediately preceding the grant date (the fair market value).

2015 Management proxy circular 45

	Current LTI plan	Differences under the 2009 plan
Form of award	The right to purchase our common shares at a price that is at least the fair market value on the grant date	Same as current plan
Participants	Executives and senior management	Employees who held EPCOR phantom options
Vesting	One-third each year beginning on the first anniversary of the grant date (unless stated otherwise when the options are granted)	One-third each year beginning on January 1, 2010
Term	Expire after seven years (or less as stated when the options are granted) If the expiry date falls during a black-out period, the expiry date is extended to 10 days after the black-out period ends	Expire after seven years
Payout	Based on when the participant exercises the options The participant only realizes a value if the share price is higher than the exercise price when they exercise the options	Same as current plan
Assignment	Generally cannot be transferred, unless it’s to the participant’s spouse (as beneficiary), or a personal holding corporation or family trust that the participant controls for the benefit of his or her children or grandchildren (if they are minors) after the participant dies. Any outstanding options are for the benefit or and are binding on the participant’s beneficiary	Same as current plan
Termination

Resignation - unvested options are forfeited and vested options expire up to 30 days after termination

Termination without cause - all options expire up to 30 days after termination and continue to vest during that period

Retirement/death – all options expire up to 12 months after termination and continue to vest during that period

Termination for cause – vested and unvested options are forfeited upon termination

Resignation/termination without cause - unvested options are forfeited and vested options expire up to 90 days after termination

Termination for cause – unvested and vested options are forfeited

Retirement/death – unvested options are forfeited and vested options expire up to 12 months after termination

The committee and the board believe that stock options form an important component of a competitive compensation package for executives and senior managers. They help attract and retain strong talent and motivate them to execute our business strategy successfully.

The board recognizes the need to strike a proper balance between a long-term compensation program for management employees that aligns their interests with those of shareholders, and potential shareholder concerns about dilution from the ongoing granting and exercising of stock options.

Stock option valuation

Stock options are valued using the estimated accounting grant date fair value (determined by using the binomial option pricing model) or 15% of the calibration price, whichever is greater. For the 2014 stock option grant, a value ratio of 15% was used.

Amending or terminating the plans

We must receive shareholder approval to make any of the following changes:

•	increase the maximum number of shares that can be granted under the plan
•	reduce the exercise price below the market price of the shares on the grant date
•	cancel and re-issue an award under different terms which has the effect of reducing the exercise price of the award
•	increase the limits of the number of common shares (including the impact of exchangeable LP units) that can be reserved for issue to insiders or to any participant
•	reduce the exercise price of an outstanding award
•	extend the term beyond seven years
•	extend the term of any outstanding awards
•	allow a participant to assign their options to someone not currently allowed under the plan
•	change the definition of persons eligible to participate in the plan.

The board can make housekeeping or administrative changes as set out in the plan documents if they meet the TSX requirements. The board can also terminate the plans at any time.

Any changes do not affect the rights that participants have already accrued.

46 Capital Power Corporation

Share reserve

The plans limit the number of common shares that may be reserved for issue:

•	up to 10% of the total common shares issued and outstanding and common shares that can be issued for the exchange of exchangeable LP units in one year to all insiders
•	up to 5% of the total common shares issued and outstanding and common shares that can be issued for the exchange of exchangeable LP units to any participant

The number of common shares reserved for issue for stock options awarded to insiders represents approximately 1.8% of the common shares outstanding and common shares that can be issued for the exchange of exchangeable LP units (102,301,896 as at December 31, 2014).

A total of 7,094,506 common shares can be issued under the plans as at December 31, 2014.

For additional discussion of our equity compensation plans, please see page 58.

2015 Management proxy circular 47

ASSESSING PERFORMANCE

Our executive compensation is designed to pay for performance, rewarding individuals for results that meet or exceed our corporate objectives and business strategy within the risk tolerances approved annually by the board.

The Business Planning and Review (BPR) process is Capital Power’s integrated business planning, risk management, budgeting and performance management process. The planning stream of the BPR process is designed to:

•	align departmental business plans with our corporate plan and strategy
•	promote cross-functional coordination
•	increase accountability for deliverables and cross-functional commitments
•	link plans with resources through integration with the budget process

The business planning process starts with the development of the CEO’s business plan. In it there are a number of key initiatives that support the long term corporate strategy and a number of interim deliverables or milestones, most of which are delegated to the Senior Vice Presidents. These delegated deliverables become the Senior Vice Presidents’ deliverables, for which they identify and delegate, as appropriate, interim deliverables. The business planning process follows this cascading approach down to all managerial positions.

The BPR system provides a framework to ensure that executive and managerial positions are working in concert to move Capital Power in the desired direction, ultimately focused on supporting our overall vision and corporate strategy.

The STIP provides competitive annual bonuses that reflect corporate and individual performance against business plan deliverables. Corporate measures focus on corporate results and create joint accountability among the executives. Individual performance objectives allow for the differentiation of payouts based on individual contributions. Individual performance is assessed relative to how well each executive meets their annual individual deliverables in their business plan.

LTI promotes a focus on increasing our share price in both absolute and relative terms. In absolute terms, share performance directly affects the value that executives can realize from their PSU and stock option holdings. In relative terms, higher or lower share performance relative to that of our performance peer group will result in higher or lower payouts from PSU holdings. This emphasis on longer-term performance, with the value directly tied to share price, is intended to align executive interests with those of our shareholders over a longer time horizon. Adhering to the business plans and accomplishing the key initiatives that support our corporate strategy can result in appreciation in our share price.

Risk management

The board establishes acceptable levels of risk, and these govern our business decisions and risk management policies. Compensation risk is factored into every compensation decision or recommendation the committee makes to ensure decisions and actions are consistent with our policies and practices and appropriate based on market conditions and peer practices. The committee also conducts a compensation risk assessment every November. It reviews our compensation structure, policies and practices and the key risks affecting our business and independent power producers generally, and presents its findings to the board.

The committee looked at risk in the following key areas in 2014, and concluded that none of our current compensation practices are reasonably likely to have a material adverse effect on Capital Power. The table below describes the findings in more detail:

Operations risk	•	We mitigate operations risk by using a combination of measures and weights to assess corporate performance under the short-term incentive plan.
	•	Funds from operations (FFO) is the primary measure under annual incentive plan for all employees (60% weighting for executives and 30% for operations staff).
	•	Performance is also assessed using plant specific measures, like successful maintenance outages or other activities that support plant availability.
Acquisition and development risk	•	Business development activities may not affect the FFO in the years the activities are specifically undertaken, but it will affect FFO in each of the following years. FFO discourages the acquisition or development of plants that will not make a strong contribution to our results.
	•	Annual performance measures for our business development employees relate to the quality of business acquisitions, as measured by accretion to our earnings per share attributable to each acquisition or development project.
Derivatives and energy trading risk	•	We manage our exposure to electricity, natural gas and foreign exchange spot prices:
•	Members of our commodity portfolio management team (CPM) participate in a separate short-term incentive payment program (MSTIP) so we can attract and retain this specialized skill and ensure that compensation for traders is competitive with the commodity trading market. MSTIP participants earn higher incentives for superior performance and a smaller award for inferior performance. They share a portion of incremental profit created by the team (defined as EBITDA in excess of budgeted targets measured against defined increments). CPM management conducts individual and team performance assessments and allocates the pool in accordance with a formula based on each participant’s target incentive percentage, the year-end EBITDA variance to budget, and individual performance ratings.

48 Capital Power Corporation

	•	Risk taking is limited:
• The incremental profit has a cap, and the components used to determine the profit are reviewed by our finance and commodity risk management departments.
• The CPM Senior Vice President and Vice President do not participate in MSTIP. They participate in the annual short-term incentive plan (FFO is the primary measure for corporate performance) and the LTI plan, which has a longer-term focus.
• The commodity risk management group reviews all trades and reports directly to the CFO, and participates in the short-term incentive plan. Participants have individual performance measures related to managing the risks associated with commodity trading.
Disclosure risk	•	Each individual who contributes directly to our public disclosure has a personal performance measure to avoid any material restatement.
	•	Each member of the management team must certify quarterly that he or she has disclosed to their executive (for senior managers) or the board (for executives) every significant event or condition that could materially affect Capital Power or our results and updated them appropriately.
	•	Our incentive claw back policy applies to everyone at Capital Power.

To further mitigate compensation risk, the board adopted two key policies on compensation risk in 2011 on the committee’s recommendation. These policies are contained in our Corporate Governance Policy which can be found on our website (www.capitalpower.com).

Anti-hedging policy

Our anti-hedging policy prohibits insiders from engaging in trading activities that would allow them to benefit from a decrease in the value of our securities. It also prohibits employees and directors from encumbering their shares.

Incentive claw back policy

The incentive claw back policy allows us to recoup incentive compensation awards in certain situations.

All executives must reimburse us their incentive compensation, regardless of individual wrongdoing, if we have to restate our financial and other results and it leads to a lower payment than otherwise would have been made. Other employees must reimburse us if they were involved in misconduct contributing to the need to restate our financial or other results.

Any reimbursement is in addition to any legal actions taken by Capital Power, law enforcement agencies or regulators.

The committee also considers risk when making any compensation recommendation to the board, and can use its discretion to adjust payout levels for the compensation plans and for individuals.

COMPENSATION DECISIONS FOR 2014

The board, on the committee’s recommendation, approved the following decisions on executive compensation for performance in 2014.

Base salary

Base salaries for the Senior Vice President, Corporate Development and Commercial Services and the Senior Vice President, Operations, Engineering and Construction increased by 6.25% in 2014. These adjustments were based on management’s executive compensation review. The President and CEO, Senior Vice President, Finance and CFO, and Senior Vice President, Legal and External Relations did not receive a base salary adjustment in 2014 as their base salaries were competitively positioned.

Based on a review of the market competitiveness of our base salaries relative to our peers, named executive officers will not receive a base salary adjustment in 2015.

2015 Management proxy circular 49

2014 STIP award

					Corporate performance
			Target		results + Individual
	Base salary		incentive		performance results		2014 STIP award
Brian Vaasjo	$725,000	x	75%	x	(65% + 45%)	=	$597,986
Stuart Lee	$385,000	x	55%	x	(65% + 45%)	=	$232,871
Bryan DeNeve	$330,000	x	55%	x	(65% + 45%)	=	$199,603
Kathryn Chisholm	$320,000	x	50%	x	(65% + 60%)	=	$199,959
Darcy Trufyn	$340,000	x	55%	x	(65% + 45%)	=	$205,652

Corporate performance

				Performance
Performance measure	Weighting	Target	Result	assessment
Financial
Funds from operations (FFO)	60%	$390 million	$362 million	Below target
• cash provided by operating activities (IFRS-defined term), less changes in operating working capital
Corporate safety
Health, Safety & Environment (HSE) Index	10%	1.00	1.14	Above target
• a measurement of safe, healthy and environmentally accountable work performance. Utilizes a weighted combination of five (5) leading indicators and two (2) lagging indicators

Individual performance

Business objectives
Named executive	rating	Comments
Brian Vaasjo President and CEO	Frequently Exceeds Expectations	Mr. Vaasjo achieved Frequently Exceeds Expectations on his 2014 Individual Measures. Measures relating to maintenance capital expenditures, general and administrative costs, forced and maintenance outages, institutional ownership, safety and environment were all exceeded. Strategic initiatives relating to the development of Genesee 4 and 5 and establishing a footprint of renewable development and build opportunities in the US also exceeded expectations.
Stuart Lee Senior Vice President, Finance and CFO	Frequently Exceeds Expectations	Mr. Lee achieved Frequently Exceeds Expectations on his 2014 Individual Measures. Measures associated with costs in his areas of responsibility, timing of quarter end closings, Information Systems performance and institutional ownership were all exceeded.
Bryan DeNeve Senior Vice President, Corporate Development and Commercial Services	Frequently Exceeds Expectations	Mr. DeNeve achieved Frequently Exceeds Expectations on his 2014 Individual Measures. Measures relating to Genesee 4 and 5 partnership negotiations and development, business development costs, general and administrative costs, power trading and commercial value improvements were all exceeded. Establishing a significant footprint of renewable development and build opportunities in the US also exceeded expectations.
Kathryn Chisholm Senior Vice President, Legal and External Relations	Outstanding	Ms. Chisholm achieved Outstanding on her 2014 Individual Measures. The basis for excellent settlement outcomes with Sherritt and Hitachi was established and partially negotiated by Ms. Chisholm. Regulatory and government relations advocacy efforts were very effective in 2014. Cost measure results for her areas of responsibility also exceeded expectations.
Darcy Trufyn Senior Vice President, Operations, Engineering and Construction	Frequently Exceeds Expectations	Mr. Trufyn achieved Frequently Exceeds Expectations on his 2014 Individual Measures. Maintenance capital, forced and maintenance outage rates, safety and environment results all exceeded expectations.

50 Capital Power Corporation

Business objectives
Named executive	rating	Comments
Outcomes associated with the transition of mine management to Westmoreland and final Genesee blade failure negotiations exceeded expectations. Initiation, and outcomes, of renegotiations of long term service arrangements for Island Generation and Cloverbar Energy Center were excellent.

Payment of 2012 PSU awards

PSU awards are at-risk compensation. The named executives realized 114% of the grant value of the 2012 PSU awards when they vested on January 1, 2015.

	# of PSUs	Payout multiplier	Share price	Payout
			average on the TSX for five
	2012 grant plus	based on	trading days preceding
	reinvested dividends	relative TSR	January 1, 2015	realized value
Brian Vaasjo	28,642	77%	$26.19	$577,594
Stuart Lee	10,158	77%	$26.19	$204,832
Bryan DeNeve	4,401	77%	$26.19	$88,732
Kathryn Chisholm	5,411	77%	$26.19	$109,108
Darcy Trufyn	4,897	77%	$26.19	$98,736

Relative TSR

TSR measures the change in value of an investment over a period of time, representing the return that an investor receives from changes in share price and dividends paid.

We calculated TSR for the period ending December 31, 2014 for the 2012 PSU grant as follows:

•	Starting and ending share price – share price is the simple average closing share price of the 30 trading days prior to the start and end of the measurement period, which reduces the possible impact of short-term share price fluctuations at the beginning and end of the performance period. For the 2012 PSU grant we calculate the starting share price from November 17, 2011 to December 31, 2011 and the ending share price from November 18, 2014 to December 31, 2014.
•	Reinvested dividends – dividends are reinvested on the dividend payment date.
•	Performance peer group – the following 12 companies were used to measure our TSR performance for the 2012 PSU grant:

Algonquin Power & Utilities	Fortis Inc.
AltaGas	Innergex Renewable Energy
Atlantic Power Corporation	Northland Power
Brookfield Renewable Energy Partners LP	TransAlta
Canadian Utilities Limited	TransCanada
Emera Inc.	Veresen

Our TSR was 28.6%, which was in between the 50th percentile of 38.4% and the 25th percentile of 17.0%. This resulted in a payout multiplier of 77%.

See Performance share units on page 45.

2015 LTI award

The board approved a grant of PSUs and stock options, effective as of March 4, 2015, to the named executives and other eligible participants.

Based on a review of the LTI targets against market competitive data for our peers, the LTI targets for four named executive officers have been increased to coincide with the 2015 LTI grant. Those impacted are the:

•	Senior Vice President Finance and CFO (increasing from 120% to 130%)
•	Senior Vice President, Operations, Engineering and Construction (increasing from 80% to 110%)
•	Senior Vice President, Corporate Development and Commercial Services (increasing from 80% to 110%), and
•	Senior Vice President, Legal and External Relations (increasing from 80% to 90%).

PSUs will vest on January 1, 2018 and the realized value will depend on our relative TSR against the performance peer group and our volume-weighted average closing share price on the 30 trading days preceding the vesting date.

2015 Management proxy circular 51

The realized value of the option award depends on our share price over time and when the executive exercises the options. Options vest one third each year beginning on the first anniversary of the grant date and expire after seven years.

CEO look back analysis

Executive compensation includes cash and equity-based compensation with terms varying from one year for annual base salary and the short-term incentive plan, and from three to seven years for our long-term incentives.

Compensation under our incentive programs is variable, or at-risk, to motivate executives to deliver strong corporate and individual performance. Equity-based compensation also adds another element of risk and motivation because executives can realize a higher value of their long-term incentives the stronger our shares perform over time.

The table below gives a compensation look back for Brian Vaasjo, our President and CEO, since our inception. It compares the grant date value of compensation awarded to Brian Vaasjo for his performance as President and CEO with the actual value that he has received from his compensation during his tenure.

Mr. Vaasjo has realized 4% above the expected amount of the compensation that the committee intended to award him while shareholders have realized a 33% return on their investment.

	Total	Actual
	direct	total direct	Value of $100
	compensation	compensation value
	awarded(1)	as of December 31, 2014(2)
			Period	Mr. Vaasjo(3)	Shareholder(4)
2009	$1,770,055	$1,872,223	2009JUN25 to 2014DEC31	$106	$146
2010	$2,170,731	$2,237,402	2010JAN01 to 2014DEC31	$103	$154
2011	$2,556,592	$2,186,571	2011JAN01 to 2014DEC31	$86	$132
2012	$2,148,072	$2,107,347	2012JAN01 to 2014DEC31	$98	$119
2013	$2,511,620	$3,307,202	2013JAN01 to 2014DEC31	$132	$125
2014	$2,643,606	$2,672,126	2014JAN01 to 2014DEC31	$101	$127
			Weighted average	$104	$133

Notes

(1)	Includes salary, actual short-term incentive and grant date fair value of long-term incentives awarded at year end in respect of performance during the year.
(2)	Includes salary, actual short-term incentive, the value at maturity of share units granted (or current value for units that are outstanding), the value of stock options exercised during the period, and the in-the-money value of stock options that remain outstanding.
(3)	Represents the actual value to Mr. Vaasjo for each $100 awarded in total direct compensation during the fiscal year indicated.
(4)	Represents the cumulative value of a $100 investment in common shares made on the first date of the period indicated, including reinvested dividends.

52 Capital Power Corporation

SHARE PERFORMANCE

The following graph compares the annual change in the cumulative total shareholder return on our common shares to the cumulative total return on the S&P/TSX Composite Index and total compensation paid to our named executives. The calculation for the 5-year period assumes an investment of $100 in our common shares (CPX) on December 31, 2009 and the reinvestment of dividends.

	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2009	2010	2011	2012	2013	2014
Capital Power (CPX)	$100	$117	$130	$124	$122	$155
S&P/TSX Composite Index	$100	$118	$107	$115	$130	$144

Total compensation as shown in the graph and in the summary compensation table is the sum of the following elements:

•	base salary
•	short-term incentive
•	grant date fair value of long-term incentive awarded
•	pension
•	all other compensation.

Executive compensation will be affected by our share performance over the long term because a significant portion is equity based, aligning the interests of executives and shareholders. While the grant date fair value of our PSU and stock option grants do not vary with corporate or share performance, payouts are directly tied to our share performance. For PSUs, a higher or lower performance relative to that of our performance peer group will result in higher or lower payments. For stock options, there is a direct correlation between our share price performance and the actual gains realized by our executives. This relationship is illustrated in the CEO look back analysis (see previous section) where the actual value earned through the various compensation elements shows an alignment with our shareholder returns.

2015 Management proxy circular 53

2014 details

SUMMARY COMPENSATION TABLE

The table below shows the compensation each named executive received for the fiscal years ended December 31, 2014, 2013, and 2012. Brian Vaasjo does not receive compensation as a director of Capital Power.

					Non-equity incentive plan
					compensation
						Long-
						term
			Share-	Option-	Annual	incent
			based	based	incentive	ive	Pension	All other	Total
Name and principal		Salary	awards	awards	plans	plans	value	compensation	compensation
position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Brian Vaasjo	2014	725,000	650,901	669,719	597,986	–	168,706	82,244	2,894,556
President and CEO	2013	725,000	507,500	507,500	771,620	–	138,760	84,567	2,734,947
	2012	702,692	507,500	507,500	430,380	–	295,254	104,002	2,547,329
Stuart Lee	2014	385,000	243,982	251,044	232,871	–	78,029	52,476	1,243,402
Senior Vice President,	2013	382,308	187,500	187,500	300,488	–	166,804	52,518	1,277,118
Finance and CFO	2012	362,538	180,000	180,000	148,407	–	163,186	59,787	1,093,919
Bryan DeNeve	2014	324,615	130,969	134,761	199,603	–	248,068	49,652	1,087,668
Senior Vice President,	2013	301,923	91,000	91,000	197,961	–	224,737	48,074	954,695
Corporate Development	2012	253,231	78,000	78,000	144,648	–	208,103	45,810	807,791
and Commercial Services
Kathryn Chisholm	2014	320,000	135,185	139,106	199,959	–	143,697	49,601	987,548
Senior Vice President,	2013	315,962	99,125	99,125	168,841	–	111,051	48,945	843,049
Legal and External	2012	298,827	95,875	95,874	96,563	–	114,339	51,289	752,767
Relations
Darcy Trufyn	2014	334,615	135,185	139,106	205,652	–	12,465	65,737	892,760
Senior Vice President,	2013	317,308	100,750	100,750	227,051	–	12,135	64,118	822,112
Operations, Engineering	2012	279,165	86,775	86,775	161,433	–	11,910	56,820	682,878
and Construction

Notes

Salary

In February 2015, the board approved the following base salaries for 2015:

•	Brian Vaasjo — $725,000
•	Stuart Lee — $385,000
•	Bryan DeNeve — $324,615
•	Kathryn Chisholm — $320,000
•	Darcy Trufyn — $334,615

Share-based awards

Starting with the 2014 grant, amounts are the grant date fair value of the PSU awards consistent with the accounting valuation and in accordance with IFRS. Previously, amounts were based on Towers Watson’s binomial lattice valuation methodology, discounted for the vesting restrictions and adjusted for the payout range. Towers Watson’s competitive market analyses were conducted using consistent methodologies.

The table below shows the difference between the grant date fair value and the accounting fair value reported in our financial statements:

	2014		2013		2012
		Binomial
	Accounting	lattice	Accounting	Binomial lattice	Accounting
Fair value	$23.48	$19.92	$23.16	$20.88	$24.28

Option-based awards

Starting with the 2014 grant, amounts are the grant date fair value of the option awards consistent with the accounting valuation and in accordance with IFRS. Previously, amounts were based on Towers Watson’s binomial lattice valuation methodology. While this methodology is similar to the one used to calculate the accounting fair value reported in our financial statements, some of the underlying assumptions are different, as shown in the table below. We adopted a minimum option valuation factor of 12% (of grant value) in 2013 and 15% in 2014. The 2014 minimum was increased to reflect the change in valuation methodologies. The actual fair values in 2013 and 2014 were less than the minimum; therefore, the minimum was adopted for the 2013 and 2014 grants.

	2014		2013		2012
	Accounting	Binomial lattice	Accounting	Binomial lattice	Accounting
Volatility	15.2%	15.96%	14.4%	18%	14%
Dividend yield	5.08%	5.45%	5.79%	5.46%	5.192%

54 Capital Power Corporation

	2014		2013		2012
	Accounting	Binomial lattice	Accounting	Binomial lattice	Accounting
Expected life	4.5 years	4.5 years	4.5 years	4.5 years	4.5 years
Risk-free rate	1.85%	1.35%	1.25%	2.45%	1.34%
Vesting discount	0%	5% per year	0%	5% per year	0%
Fair value	$3.72	$2.61	$1.31	$2.14	$1.52

Accounting Value Comparison

We changed our equity valuation methodology beginning in 2014, which resulted in an increase in the overall fair value of the share-based and option-based awards. This makes it difficult to make comparisons between 2014 and each of 2013 and 2012 where the values were based on different methodologies. For comparison purposes, a supplemental table for the President and CEO is provided below which shows the grant date fair values for share-based and option-based awards for 2014, 2013, and 2012 using the 2014 methodology as described above.

					Non-equity incentive plan
					compensation
						Long-
						term
			Share-	Option-	Annual	incent
			based	based	incentive	ive	Pension	All other	Total
Name and principal		Salary	awards	awards	plans	plans	value	compensation	compensation
position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Brian Vaasjo	2014	725,000	650,901	669,719	597,986	–	168,706	82,244	2,894,556
President and CEO	2013	725,000	554,445	596,029	771,620	–	138,760	84,567	2,870,421
	2012	702,692	589,882	352,186	430,380	–	295,254	104,002	2,474,486

The following table summarizes the history of share-based and option-based awards for the President and CEO. While the fair value of the award increases as a result of the methodology changes, it did not result in a corresponding percentage increase in the number of units awarded.

	Share price at	Option-based awards		Share-based awards
	grant ($)	Number granted	% change	Number granted	% change
2014	24.80	180,032	-1%	26,246	+3%
2013	21.76	182,607	-21%	25,480	+5%
2012	24.27	231,701	--	24,305	--

Annual incentive plans

•	Amounts are the actual STIP awards earned for that year and paid in March of the following year.

Pension value

•	2014 pension value represents compensatory changes from January 1, 2014 to December 31, 2014. The 2014 pension value reflects changes in the obligation due to actual salary experience during 2014 and includes service cost based on a 3.75% increase in pensionable earnings for 2014 and a 4.25%per annum increase thereafter.
•	2013 pension value represents compensatory changes from January 1, 2013 to December 31, 2013. The 2013 pension value reflects changes in the obligation due to actual salary experience during 2013 and includes service cost based on a 4.50% increase in pensionable earnings for 2013 and a 4.25% per annum increase thereafter.
•	2012 pension value represents compensatory changes from January 1, 2012 to December 31, 2012. The 2012 pension value reflects changes in the obligation due to actual salary experience during 2012 and includes service cost based on a 4% increase in pensionable earnings per annum.

All other compensation

2014 amounts include:

•	an executive business allowance of $25,000 and employer contributions to the savings plan of $36,250 for Brian Vaasjo
•	an executive benefit allowance of $14,000, an executive business allowance of $15,000 and employer contributions to the savings plan of $19,250 for Stuart Lee
•	an executive benefit allowance of $14,000, an executive business allowance of $15,000 and employer contributions to the savings plan of $16,231 for Bryan DeNeve
•	an executive benefit allowance of $14,000, an executive business allowance of $15,000 and employer contributions to the savings plan of $16,000 for Kathryn Chisholm
•	an executive benefit allowance of $14,000, an executive business allowance of $15,000 and employer contributions to the savings plan of $16,731 for Darcy Trufyn

Darcy Trufyn received a payment of $26,507 on January 31, 2014 that represents an entitlement under the defined contribution component of the Capital Power Supplemental Retirement Plan for service accrued in 2010, 2011 and 2012. He also received a payment of $14,595 on March 14 that represents an entitlement under the defined contribution component of the Capital Power Supplemental Retirement Plan for service accrued in 2013. Amounts paid were $7,909 for 2010, $8,030 for 2011, $9,027 for 2012 and $14,595 for 2013. The payment attributed to service in 2014 which has not yet been paid is $15,235.

2015 Management proxy circular 55

INCENTIVE PLAN AWARDS

Outstanding share based and option based awards

The table below shows each named executive’s outstanding incentive plan awards as of December 31, 2014.

			Option-based awards			Share-based awards
					Number of	Market or
	Number of				shares or	payout value of	Market value or
	securities			Value of	units of	share-	payout value of
	underlying	Option		unexercised	shares	based awards	vested share-based
	unexercised	exercise	Option	in the-money	that have	that have not	awards not paid out
	options	price	expiration	options	not vested	vested	or distributed
Name	(#)	($)	date	($)	(#)	($)	($)
Brian Vaasjo	237,600	23.00	July 8, 2016	712,800			0
	171,060	22.50	March 9, 2017	598,710			0
	206,591	24.90	March 21, 2018	227,250			0
	231,701	24.27	March 26, 2019	400,843	28,643	372,346	0
	182,607	21.76	March 14, 2020	774,254	28,433	369,616	0
	180,032	24.80	March 12, 2021	216,038	27,590	286,936	0
Stuart Lee	59,200	23.00	July 8, 2016	177,600			0
	47,160	22.50	March 9, 2017	165,060			0
	59,593	24.90	March 21, 2018	65,552			0
	82,180	24.27	March 26, 2019	142,171	10,159	132,054	0
	67,466	24.80	March 14, 2020	286,056	10,505	136,552	0
	67,485	21.76	March 12, 2021	80,982	10,342	107,546	0
Bryan DeNeve	33,700	23.00	July 8, 2016	101,100			0
	11,086	22.50	March 9, 2017	38,801			0
	35,929	24.90	March 21, 2018	39,522			0
	35,611	24.27	March 26, 2019	61,607	4,402	57,213	0
	32,743	21.76	March 14, 2020	138,830	5,098	66,274	0
	43,519	24.80	March 12, 2021	43,519	5,551	57,730	0
Kathryn Chisholm	84,700	23.00	July 8, 2016	254,100			0
	28,528	22.50	March 9, 2017	99,848			0
	42,665	24.90	March 21, 2018	46,932			0
	43,772	24.27	March 26, 2019	75,726	5,412	70,343	0
	35,667	21.76	March 14, 2020	151,228	5,554	72,189	0
	44,873	24.80	March 12, 2021	44,873	5,730	59,592	0
Darcy Trufyn	31,580	22.50	March 9, 2017	110,530			0
	38,474	24.90	March 21, 2018	42,321			0
	39,617	24.27	March 26, 2019	68,537	4,898	63,661	0
	36,252	21.76	March 14, 2020	153,708	5,644	73,372	0
	44,873	24.80	March 12, 2021	44,873	5,730	59,592	0

Notes

•	Value of unexercised in-the-money options— the difference between the closing price of our common shares on the TSX on December 31, 2014 of $26.00 per share and the option exercise price, times the number of outstanding vested and unvested stock options.

•	Number of shares or units of shares that have not vested — includes reinvested dividends.

•	Market or payout value of share-based awards that have not vested— the closing price of our common shares on the TSX on December 31, 2014 of $26.00 per share multiplied by the number of PSUs that have not vested. The values in this column represent the minimum payout value (or 50% floor) for the 2012 and 2013 PSUs. The PSU grants of 2014 and thereafter have an earned payout value corresponding to the performance multiplier for completed performance periods (in the above table, 20% weight for Year 1, which concluded on December 31, 2014, with a 200% performance multiplier for Year 1).

•	Market value or payout value of vested share-based awards not paid out or distributed — on December 31, 2014 no PSUs had vested. The named executives realized 114% of the grant value of the 2012 PSU awards when they vested on January 1, 2015. Therefore no PSU awards that have vested have not been paid or distributed.

56 Capital Power Corporation

Incentive plan awards – value vested or earned during the year
			Non-equity incentive plan
	Option-based awards –	Share-based awards –	compensation –
	Value vested during the year	Value vested during the year	Value earned during the year
Name	($)	($)	($)
Brian Vaasjo	278,822	299,735	597,986
Stuart Lee	101,610	86,460	232,871
Bryan DeNeve	47,562	52,121	199,603
Kathryn Chisholm	53,851	61,897	199,959
Darcy Trufyn	52,737	55,820	205,652

Notes

•	Option-based awards – Value vested during the year —the difference between the closing price of our common shares on the TSX on the respective vesting date and the option exercise price multiplied by the number of stock options that vested during the year.

•	Share-based awards – Value vested during the year —values shown are 2011 PSU awards that vested on January 1, 2014 and were paid to the named executives on February 28, 2014.

•	Non-equity incentive plan compensation – Value earned during the year —values shown are STIP awards. Capital Power does not have a long-term non-equity incentive plan.

Stock options

None of the named executives exercised any stock options in 2014.

EQUITY COMPENSATION PLANS

We adopted our two equity compensation plans for executives and employees — the 2009 plan and the LTI plan — before our initial public offering in 2009 and did not need shareholder approval under the TSX requirements. The initial public offering prospectus disclosed the two equity compensation plans.

At our 2012 annual meeting, shareholders approved an increase in the maximum number of shares reserved for issue under the two stock option plans. The new limit is 7,094,506 (an increase of 2,094,506), representing approximately 6.9% of the common shares outstanding and common shares that can be issued for the exchange of exchangeable LP units as at December 31, 2014. The board estimates the increase will allow future grants of stock options until the end of 2016, and give us more time to assess the effectiveness of the program and review our needs relating to long-term incentive awards in the future.

Of the total number of common shares that can be issued under the LTIP plan, 725,571 options were issued under the current LTI plan in 2014. No further options may be issued under the 2009 plan.

The table below gives details about the equity compensation plans as at December 31, 2014. Common shares outstanding is the number of common shares outstanding and common shares that may be issued to exchange outstanding exchangeable LP units.

Number of securities
remaining available
	Number of securities to be			for future issue		Total stock options
	issued upon exercise of		Weighted	(excluding securities		outstanding and
	outstanding stock options		average	reflected in column (a))		available for grant
	(a)		exercise price	(c)		(a) + (c)
	% of common		of outstanding	% of common		% of common
	shares		stock options	shares		shares
Plan category	outstanding	#	(b)	outstanding	#	outstanding	#
Equity compensation plans approved by security holders	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Equity compensation plans not approved by security holders	3.7%	3,757,449	$23.72	1.6%	1,663,166	5.4%	5,420,615
Total	3.7%	3,757,449	$23.72	1.6%	1,663,166	5.4%	5,420,615

Note

•	Stock options were granted for 2,183,100 common shares under the 2009 plan, and 5,606,946 common shares under the current LTI plan. Of the total granted, stock options for 2,358,706 common shares have been cancelled, and stock options for 1,673,891 common shares have been exercised.

2015 Management proxy circular 57

The table below shows the stock option overhang, dilution and run rate. (see Stock options on page 46 for details).

Rate	Description		2014	2013	2012
Overhang	•	the total potential dilution from stock options	5.37%	5.47%	5.58%
	•	the total number of stock options outstanding plus the number of shares available for future issue, divided by the number of common shares outstanding and common shares that may be issued to exchange outstanding exchangeable LP units
Dilution	•	the current dilution from stock options	3.72%	3.07%	2.51%
	•	the total number of stock options outstanding divided by the number of common shares outstanding and common shares that may be issued to exchange outstanding exchangeable LP units
Run rate	•	shows the size of annual stock option grants and indicates how quickly the stock option reserve is being used	0.72%	0.75%	1.48%
	•	the total number of stock options issued in a year, divided by the number of common shares outstanding and common shares that may be issued to exchange outstanding exchangeable LP units

In November 2012, the committee approved a change to the mix of LTIs for the 2013 award at the management level to better manage dilution and reduced the targeted value in stock options to 25% (from 50%). The Company regularly monitors dilution levels and, where warranted, will consider changes to the LTI program award mix to manage the situation.

The table below is a summary of the stock options granted by the board and run rate since our inception:

		As a percentage of common shares outstanding and
	Number of common shares to be issued for	common shares to be issued on exchange of outstanding
Year	stock options previously granted	exchangeable LP units at year-end (run rate)
2009	2,183,100	2.79% (one-time grant in 2009)
2010	1,246,046	1.59%
2011	1,445,457	1.65%
2012	1,449,568	1.48%
2013	740,304	0.75%
2014	725,571	0.72%

Copies of the plan documents are available on SEDAR (www.sedar.com). See also Stock options on page 46.

RETIREMENT BENEFITS

Pension and other benefits help provide long-term financial security and retain executives.

We have a defined benefit plan and a defined contribution plan for Canadian employees. US employees may participate in our 401(k) plan.

Canadian management employees are also eligible to participate in our supplemental retirement plan if their pension benefits under either plan are limited because of the maximum pension or contribution limits defined in the Income Tax Act (Canada) (Income Tax Act).

Defined benefit plan

Our defined benefit plan is the Local Authorities Pension Plan (LAPP), a multi-employer, contributory pension plan for employees of municipalities, hospitals and other public entities in Alberta, governed by the Public Sector Pension Plans Act (Alberta) and subject to the limits of the Income Tax Act. Brian Vaasjo, Stuart Lee, Bryan DeNeve and Kathryn Chisholm participate in this plan.

Benefits are based on the average of the best five consecutive years of pensionable earnings and years of service. Pensionable earnings are equal to base salary plus actual bonus, up to a maximum of 20% of base salary (beginning January 1, 2004) limited for each year of service after 1991 to the maximum annual accrual under the Income Tax Act.

The benefit formula is 1.4% of the average of the best five consecutive years’ annual pensionable earnings up to the average Year's Maximum Pensionable Earnings (YMPE) under the Canada Pension Plan, plus 2% of the average of the best five consecutive years’ annual pensionable earnings in excess of the five-year average YMPE. The benefit formula is multiplied by years of service up to a maximum of 35 years.

Employee and employer contribution rates are explained in the plan rules, and adjusted from time to time by the plan’s board of trustees based on recommendations from the plan's actuary.

58 Capital Power Corporation

In 2014, members were required to contribute 10.39% up to the YMPE plus 14.84% of pensionable earnings in excess of the YMPE, and employers contributed 11.39% up to the YMPE and 15.84% of pensionable earnings in excess of the YMPE.

Participants can receive an unreduced pension when they turn 65 or have 85 points (age plus years of service). The pension is reduced by 3% for each year that the combination of the individual's age and years of service is less than 85 or for each year the participant is younger than 65, whichever provides the lower reduction. No pension is paid if a participant has not completed two years of service.

The pension is indexed annually to 60% of the increase in the Alberta consumer price index.

The table below shows the reconciliation of the accrued benefit obligation for each named executive. The compensatory change reflects:

•	the current employer service cost for the supplemental retirement plan (SRP)
•	any change in the SRP obligation because of an unexpected increase in compensation during the period
•	any change in the obligation because of plan changes
•	changes in employer contributions.

The actual increase in compensation may be different from the expected increase used in actuarial assumptions, and will also vary among the named executives and from year to year.

		Annual benefits
	Number of	payable		Opening
	years of	($)		present value of	2014	2014 Non-	Closing present
	credited	At	At	defined benefit	Compensatory	compensatory	value of defined
	service	year	age	obligation	changes	changes	benefit obligation
Name	(#)	end	65	($)	($)	($)	($)
(a)	(b)	(c1)	(c2)	(d)	(e)	(f)	(g)
Brian Vaasjo	16.5577	371,628	510,472	4,480,820	168,706	390,704	5,018,133
Stuart Lee	11.4038	122,516	277,871	1,240,171	78,029	238,189	1,534,291
Bryan DeNeve	12.2922	89,064	201,974	932,617	248,068	227,710	1,386,298
Kathryn Chisholm	10.2615	83,569	192,457	773,828	143,697	174,784	1,070,212

Notes

(b) Number of years of credited service

•	Brian Vaasjo — the amount reflects credited service under the LAPP and 15 years of credited service under the SRP.
•	Stuart Lee, Bryan DeNeve and Kathryn Chisholm — their amounts reflect credited service under the LAPP and SRP.

Annual benefits payable

•	(c1) At year end — Accrued Defined Benefit pension under the LAPP and SRP as at December 31, 2014 and payable at normal retirement age of 65 based on highest average earnings, average YMPE and pensionable service as at December 31, 2014. An unreduced pension is payable at the earliest of age 65 or 85 points.
•	(c2) At age 65 — the amount payable on retirement at age 65, assumes continued service accrual to age 65 and that the highest average earnings and estimated CPP, at age 65, remain unchanged from December 31, 2014.

(d) Opening present value of defined benefit obligation

•	The defined benefit obligation and service cost for the SRP were determined using the same methods and assumptions used to determine accounting information disclosed in Capital Power's financial statements. Accounting entries for the LAPP are recognized on a defined contribution basis; therefore, only company contributions to the LAPP are included in compensatory changes. As a result, columns (d), (e) and (f) do not sum up to column (g).

(e) 2014 Compensatory changes

•	The defined benefit obligation and service cost for the SRP were determined using the same methods and assumptions used to determine accounting information disclosed in Capital Power's financial statements. Accounting entries for the LAPP are recognized on a defined contribution basis; therefore, only company contributions to the LAPP are included in compensatory changes. As a result, columns (d), (e) and (f) do not sum up to column (g).
•	Includes $22,097 in employer contributions to the LAPP.

(g) Closing present value of defined benefit obligation

•	The defined benefit obligation and service cost for the SRP were determined using the same methods and assumptions used to determine accounting information disclosed in Capital Power's financial statements. Accounting entries for the LAPP are recognized on a defined contribution basis; therefore, only company contributions to the LAPP are included in compensatory changes. As a result, columns (d), (e) and (f) do not sum up to column (g).

Defined contribution plan

Contributions to the defined contribution plan are based on pensionable earnings up to the annual limits imposed under the Income Tax Act. Participants contribute 5% of pensionable earnings, and we contribute either 5%, 6.5% or 8% of pensionable earnings depending on the participant’s years of service.

Darcy Trufyn participates in this plan. The following table is a reconciliation of the accumulated value as at the end of the last two years. The compensatory change is the employer contribution we made on his behalf.

2015 Management proxy circular 59

	Accumulated value	2014 Compensatory	Accumulated value
Name	at Dec 31, 2013 ($)	changes ($)	at Dec 31, 2014 ($)
(a)	(b)	(c)	(d)
Darcy Trufyn	121,479	12,465	165,353

The plan was amended in late 2010 to allow executive participants to suspend their membership and transfer the account balance to a locked-in retirement savings vehicle. We pay a lump sum equivalent to what would have been paid into the plan if they had continued to participate, after deducting any payroll withholding or other taxes.

Executive participants have the right to resume participation in the plan in the future. Company contributions will also resume, but only for future service as of the date the suspension is lifted.

Supplemental retirement plan

All of the named executives participate in our supplemental retirement plan (SRP), which is non-registered, unfunded and non-contributory. It provides benefits that cannot be provided under our Canadian pension plans because of maximum pension or contribution limits under the Income Tax Act.

Pensionable earnings include base salary and target bonus.

If a named executive was a member of the EPCOR supplemental pension plan (SPP) before our inception in July 2009, the terms of the plan are the same and we have assumed all obligations from EPCOR relating to entitlements accrued under their SPP. The SRP provides a defined benefit pension that is equal to 2% of the average pensionable earnings in excess of an earnings threshold, multiplied by years of service after January 1, 2000, and has the same early retirement and indexing provisions as our defined benefit plan. All of the named executives participate in the defined benefit SRP except for Darcy Trufyn.

For new hires after July 2009, the SRP provides benefits that exceed the contribution limits of the Income Tax Act and are on a defined contribution basis. Darcy Trufyn participates in the defined contribution SRP.

An executive who chooses to withdraw from the defined contribution plan is still eligible to participate in the SRP for earnings that exceed the pension maximum or contribution limits of the Income Tax Act.

401(k) plan

Participants make voluntary, pre-tax contributions of eligible compensation, less any withholding taxes. Contributions are limited to a maximum of US$17,500 in 2014, not including up to US$5,500 in catch-up contributions for employees who are 50 or older.

Eligible compensation includes total salary and wages during the year as reported on the W-2, including pre-tax contributions to the plan. Annual compensation exceeding US$250,000, as adjusted for cost of living increases, is not included.

We match 100% of the employee’s pre-tax contributions, up to a maximum of 5% of compensation. Every year we also make a contribution matching 100% of elective deferrals in excess of 5% that do not exceed 7% of a participant’s compensation. We also have the option every year to make an additional matching contribution and/or additional employer contribution on behalf of each eligible participant.

Interest credited on 401(k) accounts is the rate of return on investment options selected by the participant.

None of the named executives participate in the 401(k) plan.

60 Capital Power Corporation

OTHER BENEFITS

Other benefits support employee wellbeing and are based on the executive’s scope of responsibilities.

We review the plans periodically to assess their competitiveness and whether they continue to meet our business and human resources objectives.

Health and welfare benefits

Benefit plans are designed to protect the health of employees and their dependents, and cover them in the event of death or disability. Executives participate in the same benefits program as our other full-time employees.

Executive benefit allowance

In addition to health and welfare benefits, Canadian-based executives also receive an executive benefit allowance to offset their costs. The allowance is paid biweekly.

Executive business allowance

Executives receive an annual taxable allowance to offset the cost of various business related expenses like memberships and other out-of-pocket costs associated with performing their duties.

Financial planning allowance

Brian Vaasjo is eligible to receive an annual financial planning allowance of up to $5,000. The other named executives are eligible to receive an annual financial planning allowance of up to $3,500.

Savings plan

Our savings plan allows all Canadian-based, non-unionized employees to contribute up to 100% of their base salary towards a range of investment options, including our common shares. Participation is voluntary.

We match employee contributions up to a maximum of 5% of base salary.

TERMINATION AND CHANGE OF CONTROL

We have employment agreements with each named executive. See Appendix B for a description of the compensation and benefits for each named executive if their employment is terminated.

The table below shows the estimated incremental amounts that would be paid if the named executive had been terminated on December 31, 2014 because of a termination without cause or a double trigger change of control (which requires both a change of control and termination of the executive for good reason). No incremental amounts are triggered by the other termination scenarios.

						Double Trigger
					Termination	Change of
	Length of service for	Estimated	Estimated value of	Estimated value	without Cause	Control
	calculating the	severance	vested stock options	of vested PSUs	Total	Total
Name	severance payment	($)	($)	($)	($)	($)
Brian Vaasjo	24 months	2,626,767	865,822	1,028,898	3,492,589	4,521,487
Stuart Lee	20 months	1,042,156	319,076	376,152	1,361,233	1,737,385
Bryan DeNeve	21 months	942,244	156,560	181,217	1,098,804	1,280,022
Kathryn Chisholm	20 months	841,797	170,933	202,124	1,012,731	1,214,855
Darcy Trufyn	17 months	780,413	170,191	196,625	950,604	1,147,229

Notes

Estimated value of vested stock options

The difference between $26.00, the closing price of our common shares on the TSX on December 31, 2014, and the weighted average option exercise price, times the number of outstanding unvested stock options that would vest under the termination scenario.

Estimated value of PSUs

The estimated value of PSUs is based on the closing price of our common shares on the TSX on December 31, 2014 of $26.00 per share multiplied by the number of PSUs that are unvested. The values in this column represent the minimum payout value (or 50% floor) for the 2012 and 2013 PSU grants. The PSU grants of 2014 and thereafter have an estimated payout value corresponding to the actual performance multiplier for completed performance periods (in the above table, 20% weight for Year 1, which concluded on December 31, 2014, with a 200% performance multiplier for Year 1).

2015 Management proxy circular 61

4. Other Information

Copies of the circular and our most recent AIF and annual report (which includes our management’s discussion and analysis and consolidated financial statements for the year ended December 31, 2014) are available free of charge:

•	go to our website (www.capitalpower.com), or
•	request a copy from our Corporate Secretary, Capital Power Corporation, 12th Floor, 10423 – 101 Street, Edmonton, Alberta T5H 0E9.

Our disclosure documents and any reports, statements or other information we file with Canadian Securities Administrators or other similar regulatory authorities are available on SEDAR (www.sedar.com).

We want your feedback

We work hard to maintain a comprehensive investor communications program, and welcome your feedback on our website, disclosure documents and other corporate information, including our:

•  annual report

•  annual information form

•  quarterly reports

•  management proxy circular

•  presentations and webcasts

•  dividend history

•  ethics policy

•  investment overview

•  corporate responsibility report

•  community investment

•  consultation initiatives

Investor inquiries

T.  780.392.5305

    1.866.896.4636 (toll-free)

F.  780.392.5124

E.  investor@capitalpower.com

General inquiries

Capital Power Corporation

12th Floor, 10423 – 101 Street

Edmonton, Alberta T5H 0E9

T.  780.392.5100

F.  780.392.5124

W. www.capitalpower.com

The board has approved the contents of this circular and has authorized us to send it to all shareholders of record.

By order of the board,

B. Kathryn Chisholm, Q.C.

Corporate Secretary

Capital Power Corporation

Edmonton, Alberta

March 4, 2015

62 Capital Power Corporation

Appendix A

Board of Directors – Terms of Reference

I.	INTRODUCTION

A.	The Board of Directors (the “Board”) has the power to manage, or supervise the management of, the business and affairs of Capital Power Corporation (the “Corporation”) except as limited or restricted by the Canada Business Corporations Act (the “Act”) and the Corporation’s Articles and By-laws.

B.	The Corporation hereby adopts these terms of reference for the Board, which set out the specific responsibilities to be discharged by the Board. The purpose of these terms of reference is to assist the Board in annually assessing its performance.

C.	The President and Chief Executive Officer (the “CEO”) and Management formulate strategies and plans and present them to the Board for approval. The Board approves the goals of the business, the objectives and policies within which it is managed, and then assumes a stewardship role and evaluates Management performance. Reciprocally, the CEO keeps the Board fully informed of the Corporation’s progress towards the achievement of its goals and of all material deviations from the goals or objectives and policies established by the Board in a timely and candid manner.

II.	BOARD COMPOSITION

A.	The Board will consist of a minimum of 3 and a maximum of 12 Directors.

B.	A majority of the members of the Board will be independent pursuant to National Policy 58-201 Corporate Governance Guidelines (as implemented by the Canadian Securities Administrators and as amended from time to time) (“NP 58-201”).

C.	The Board should consist of professional and competent members with an appropriate mix of skills and abilities to ensure that the Board carries out its duties and responsibilities in the most effective manner and that the Corporation meets its legal, financial and operational objectives.

D.	The Directors will be elected at the annual general meeting of the Corporation each year and will hold office until their successors are duly elected or appointed.

III.	RESPONSIBILITIES

All of the following responsibilities are undertaken within the parameters and restrictions established by the Act, the Articles, and the By-laws.

A.	Managing the Affairs of the Board

The Board supervises the management of the affairs of the Board by establishing committees (the “Committees”) to provide more detailed review of important areas of responsibility, delegating certain of its authorities to Management, reserving certain powers to itself and making certain recommendations to the shareholders. This process includes:

i)	appointing Committees and/or advisory bodies, which at a minimum shall be comprised of an Audit Committee, a Corporate Governance, Compensation and Nominating Committee (the “CGCN Committee”) and a Health, Safety and Environmental Committee;

ii)	delegating responsibilities to, and seeking the advice of, the Committees and establishing and periodically reviewing/approving their respective terms of reference;

iii)	approving terms of reference for the Chair, Non-EPCOR Elect Chair and Individual Directors;

iv)	implementing processes to evaluate the performance of the Board, the Committees and the Directors in fulfilling their respective responsibilities;

v)	on the recommendation of the CGCN Committee, implementing processes for new Director orientation and ongoing Director development;

vi)	appointing the Secretary;

vii)	on the recommendation of the CGCN Committee, implementing effective governance processes to fulfill its responsibility for oversight and control;

viii)	making recommendations to the shareholders in the following areas:

a)	on the recommendation of the CGCN Committee, director nominees, other than the nominees of EPCOR Utilities Inc.;

2015 Management proxy circular 63

b)	on the recommendation of the Audit Committee, the appointment of the external auditors; and

c)	any special business items to be addressed by the shareholders that may be brought forward by the Board or the Corporation from time to time;

ix)	delineating the authority to be retained by the Board and that to be delegated to the Committees and the CEO;

x)	publishing a corporate governance statement annually, describing how each of the principles of good governance in NP 58-201 (or its successor) is put into practice;

xi)	at least annually, assessing the management, development and effective performance of the Board, including reviewing and considering any amendments to be made to these terms of reference; and

xii)	considering as a Board and not delegating to any Committee:

a)	any submission to the shareholders of the Corporation of a question or matter requiring the approval of the shareholders;

b)	the filling of a vacancy among the Directors or the Corporation's auditor or the appointment of additional Directors;

c)	the issuance of securities, including shares of a series, except as authorized by the Board;

d)	the declaration of dividends;

e)	the purchase, redemption or any other form of acquisition of shares issued by the Corporation;

f)	the payment of a commission to any person in consideration of the purchase or agreement to purchase shares of the Corporation from the Corporation or from any other person, or the procurement or agreement to procure purchasers for any shares of the Corporation;

g)	approval of the annual audited financial statements, quarterly financial statements and quarterly reports, management proxy circulars, takeover bid circulars, directors’ circulars, prospectuses, annual information forms and other disclosure documents required to be approved by the directors of a corporation under securities laws, regulations or rules of any applicable stock exchange; or

h)	the adoption, amendment or repeal of the By-laws.

B.	Strategy and Plans

The Board has the responsibility to:

i)	participate with Management in developing and adopting the Corporation’s strategic planning process including:

a)	providing input to Management on emerging trends and issues;

b)	reviewing and approving, on an annual basis, Management’s strategic plans (long term business plans), which will take into account, among other things, the opportunities and risks of the business of the Corporation; and

c)	reviewing and approving, on an annual basis, the Corporation’s financial objectives, plans and actions, including significant capital allocations and expenditures;

ii)	approve annual capital and operating budgets which support the Corporation’s ability to meet the objectives established in the strategic plan; and

iii)	monitor the Corporation's progress towards its goals, and to revise and alter its direction through Management in light of changing circumstances.

C.	Management and Human Resources

With the assistance of the CGCN Committee, the Board will be responsible for:

i)	the appointment, termination and succession of the CEO;

ii)	approving CEO compensation;

iii)	approving terms of reference for the CEO;

iv)	monitoring CEO performance and reviewing CEO performance at least annually, against agreed upon written objectives;

v)	providing advice and counsel to the CEO in the execution of the CEO’s duties;

vi)	approving compensation and benefits for directors;

vii)	approving decisions relating to senior Management, including the:

a)	appointment and termination of executive officers; and

b)	compensation and benefits for executive officers;

viii)	satisfying itself as to the integrity of the CEO and other executive officers and that the CEO and other executive officers create a culture of integrity throughout the Corporation;

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ix)	ensuring succession planning programs are in place, including programs to train, develop and monitor senior Management;

x)	approving certain matters relating to all employees, including:

a)	the overarching compensation policy/program for employees;

b)	new benefit programs or material changes to existing programs; and

c)	material benefits granted to retiring employees outside of benefits received under approved pension and other benefit programs;

xi)	satisfying itself as to the oversight and governance of, and approving all material amendments to, the Corporation’s pension plans;

xii)	ensuring there are adequate procedures for the Board to be apprised on a timely basis of concerns relating to unethical behavior, fraudulent activities or violation of the Corporation’s policies.

D.	Business and Risk Management

The Board has the responsibility to:

i)	with the assistance of the Audit Committee, monitor corporate financial performance against the operating and capital plans, including assessing operating results to evaluate whether the Corporation’s business is being properly managed and meeting its objectives;

ii)	ensure Management identifies the principal risks of the Corporation’s business and implements appropriate systems to manage these risks;

iii)	receive, at least annually, reports from Management and, where applicable, from the Committees, on matters relating to, among others, ethical conduct, environmental management, employee health and safety, human rights, and related party transactions;

iv)	understanding principal risks and determine whether the Corporation achieves a proper balance between risk and returns, and that Management ensures that systems are in place to address the risks identified; and

v)	with the assistance of the Audit Committee, assess and monitor management control systems, including evaluating and assessing information provided by Management and others (e.g., internal and external auditors) about the effectiveness of management control systems.

E.	Financial and Corporate Issues

The Board has the responsibility to:

i)	with the assistance of the Audit Committee, at least annually, provide oversight of a review to ensure the implementation and integrity of the Corporation's internal control and management information systems;

ii)	with the assistance of the Audit Committee, monitor operational and financial results;

iii)	on the recommendation of the Audit Committee, approve annual and quarterly financial statements, and approve the release thereof by Management;

iv)	declare dividends from time to time;

v)	approve debt financing, banking resolutions and significant changes in banking relationships;

vi)	review coverage, deductibles and key issues regarding corporate insurance policies;

vii)	approve commitments that may have a material impact on the Corporation; and

viii)	approve the commencement or settlement of litigation that may have a material impact on the Corporation.

F.	Shareholder and Corporate Communications

The Board has the responsibility to take all reasonable steps to:

i)	ensure the Corporation has in place effective communication processes with shareholders and major stakeholders;

ii)	with the assistance of the Audit Committee, ensure that the financial performance of the Corporation is adequately reported to the shareholders, other security holders and regulators on a timely and regular basis;

iii)	on the recommendation of the Audit Committee, ensure the financial results are reported fairly and in accordance with generally accepted accounting principles; and

iv)	ensure the timely reporting of any other developments that have a significant and material impact on the value of the Corporation.

G.	Policies and Procedures

The Board has the responsibility to take all reasonable steps to:

i)	with the assistance of the CGCN Committee (where applicable), approve and monitor compliance with all significant policies and procedures by which the Corporation is operated;

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ii)	with the assistance of the CGCN Committee, direct Management to ensure the Corporation operates at all times within applicable laws and regulations and to the highest ethical and moral standards;

iii)	on recommendation from the relevant Committee, review and approve significant new corporate policies or material amendments to existing policies (including, for example, policies regarding business conduct, conflict of interest and the environment);

iv)	with the assistance of the CGCN Committee, develop and adopt corporate governance principles and guidelines for the Corporation and review such corporate governance guidelines annually; and

v)	with the assistance of the CGCN Committee, adopt and monitor a written code of business conduct and ethics applicable to all directors, officers and employees of the Corporation addressing:

a)	conflicts of interest and the procedures to be established and monitored for identifying and dealing with conflicts of interest;

b)	protection and proper use of corporate assets and opportunities;

c)	confidentiality of corporate information;

d)	fair dealing with the Corporation’s security holders, customers, suppliers, competitors and employees;

e)	compliance with applicable laws, rules and regulations; and

f)	reporting of any illegal or unethical behaviour.

IV.	GENERAL LEGAL OBLIGATIONS OF THE BOARD OF DIRECTORS

A.	The Board is responsible for directing Management to ensure legal requirements have been met, and documents and records have been properly prepared, approved and maintained.

B.	The Act includes the following as legal requirements for Directors:

i)	to act honestly and in good faith with a view to the best interests of the Corporation;

ii)	to exercise the care, diligence and skill that reasonably prudent people would exercise in comparable situations; and

iii)	to act in accordance with the obligations contained in the Act, and any other relevant legislation, regulations and policies, and the Corporation's Articles and By-laws.

V.	MEETINGS

A.	Meet at least four times per year and, wherever feasible, receive meeting materials at least five (5) business days in advance of meetings and review meeting materials prior to attending each meeting.

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Appendix B

Employment Contracts – Termination and Change of Control Benefits

The following table summarizes the treatment of the named executives’ compensation and benefits if they are no longer employed by Capital Power Change of control and termination without cause/resignation are based on adverse changes to the terms of employment.

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	Resignation	Retirement	Death/Disability	Termination without	Termination for cause	Double trigger change of control
cause
Salary and benefits	All salary and benefits programs end.
STIP	Annual STIP payment is forfeited.	Annual STIP payment is paid at target on a pro rata basis.			Annual STIP payment is not paid.	Annual STIP payment is paid at target and included in severance
Stock options	All unvested options under the 2009 plan and the LTI plan are forfeited. Vested options granted under the 2009 plan expire on the original expiry date or 90 days after termination of employment, whichever is earlier. Vested options granted under the LTI plan expire on the original expiry date or 30 days after termination of employment, whichever is earlier.

All unvested options under the 2009 plan are forfeited. Vested options expire on the original expiry date or 12 months after termination of employment, whichever is earlier.

Unvested options under the LTI plan continue to vest and can be exercised for 12 months following termination of employment before they expire. Vested options expire on the original expiry date or 12 months after termination of employment, whichever is earlier.

All unvested options under the 2009 plan will vest and expire on the original expiry date or 90 days after termination of employment, whichever is earlier.

Except as noted below for Brian Vaasjo and Bryan DeNeve, all unvested options under the LTI plan will vest and expire on the original expiry date or 30 days after termination of employment, whichever is earlier.

For Brian Vaasjo and Bryan DeNeve, in respect of options granted under the LTI plan on or after January 1, 2015, all unvested options will continue to vest and can be exercised for 12 months following termination of employment before they expire.

All unvested and vested options under the 2009 plan are forfeited. All unvested and vested options under the LTI plan are forfeited.

All unvested options under the 2009 plan will vest and expire on the original expiry date or 90 days after termination of employment, whichever is earlier.

All unvested options under the LTI plan will vest and expire on the original expiry date or 30 days after termination of employment, whichever is earlier.

PSUs	All PSUs are forfeited.	Vesting of PSUs is pro-rated to the date of termination and based on actual performance to the end of the quarter preceding the date of termination. Payouts occur within 90 days of the date of termination.	Vesting of PSUs is pro-rated to the date of termination and based on target performance. Payouts occur within 90 days of the date of termination.	Vesting of PSUs is pro-rated to the date of termination and based on actual performance to the end of the quarter preceding the date of termination. Payouts occur within 90 days of the date of termination.	All PSUs are forfeited.	All unvested PSUs vest immediately and pay out based on actual performance to the end of the quarter preceding the date of termination. Payouts occur within 90 days of the date of termination.
Pension LAPP/DB SRP	Vested pension is paid as a commuted value or deferred benefit.	Vested pension is paid as a deferred or immediate benefit or commuted value.	Vested pension is paid as a commuted value or deferred (if less than 55) or immediate benefit (if 55 or older).		Vested pension is paid as a commuted value or a deferred (if less than 55) or immediate benefit (if 55 or older). Vested benefit under the SRP may be forfeited at Capital Power’s sole discretion.	Vested pension is paid as a commuted value or a deferred (if less than 55) or immediate benefit (if 55 or older).

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	Resignation	Retirement	Death/Disability	Termination without	Termination for cause	Double trigger change of control
cause
DC RPP/SRP	Vested DC account balance as lump sum or annuity. No additional SRP accrual contributions made in year of termination if termination date is prior to Dec 31.	Vested DC account balance as lump sum or annuity. Employer contribution for SRP benefits accrued.	Vested DC account balance as lump sum or annuity. Employer contribution for SRP benefits accrued.	Vested DC account balance as lump sum or annuity. Employer contribution for SRP benefits accrued.	Vested DC account balance as lump sum or annuity. Employer contribution for SRP accrued. Vested pension may be forfeited at the Company’s sole discretion.	Vested DC account balance as lump sum or annuity. Employer contribution for SRP benefits accrued.
Severance (CEO)	Not applicable.			Severance is provided representing a total of 24 months each of salary, STIP at target, annual company benefits, pension contributions, and annual business allowance.	Not applicable.	Severance is provided representing a total of 24 months each of salary, STIP at target, annual company benefits, pension contributions and annual business allowance.
Severance (All other named executives)	Not applicable.			Severance is provided representing a total of 12 months plus 1/2 a month for each year of service with EPCOR, plus one month for each year of service with Capital Power to a maximum of 24 months each of salary, STIP at target, annual company benefits, pension contributions, and annual business allowance.	Not applicable.	Severance is provided representing a total of 12 months plus 1/2 month of each year of service with EPCOR, plus one month for each year with Capital Power to a maximum of 24 months each of salary, STIP at target, annual company benefits, pension contributions, and annual business allowance.

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Capital Power Corporation 12th Floor 10423 - 101 Street Edmonton, Alberta T5H 0E9 www.capitalpower.com

72 Capital Power Corporation